UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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ANSYS, INC.

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Ansys

2020

PROXY STATEMENT

50
YEARS OF INNOVATION
1970 - 2020

Ansys
PROXY
STATEMENT
50

About the Cover:

This featured simulation is produced by Ansys HFSS, a 3D electromagnetic simulation software for designing and simulating high-frequency electronic products such as antennas, antenna arrays, RF or microwave components, among many others.

A MESSAGE TO OUR STOCKHOLDERS

Dear Stockholders,	March 31, 2020

As Ansys celebrates its 50th anniversary in 2020, it is important to thank you, our stockholders, for your investment and your trust and confidence. For half a century, Ansys has been a catalyst for change. Our engineering simulation solutions have helped to make possible products once thought impossible: electric vehicles, cars that drive themselves and personalized medical devices. But we sincerely believe that we have only touched on our potential. The future for Ansys is brighter than ever.

Business Highlights

We continued our strong business momentum in 2019. For the year, we reported GAAP revenue of $1.5 billion, an increase of 17% compared to 2018. We reported GAAP diluted earnings per share of $5.25, an increase of 8% compared to the prior year, and non-GAAP diluted earnings per share of $6.58, an increase of 10% compared to the prior year.* Additionally, we reported annual contract value of $1.5 billion, an increase of 10% compared to 2018. From the visionary concept of multi-physics established by Ansys’ earlier leadership, to the expansion of our mandate to pervasive simulation in current times, we consistently demonstrate leadership in the evolution of the industry. In keeping with our strategy, disciplined investment in our core technologies continued to power our strong results, as well as a focus on the adjacencies demanded by our customers, especially to support industry trends in 5G, electrification, autonomy and the internet of things. We also grew through acquisition, investing in carefully selected companies to add to the Ansys family and expanding our strengths in both core and adjacent areas. We continued to develop our ecosystem as well through strategic partnerships aimed at building better products more rapidly and bringing them to market more effectively.

Sustainable Growth

Our ambition is to sustain the growth of stockholder value over the long term. Our strategy and activities are all aimed at this holistic goal, from the engagement of our global workforce and our focus on the support of environmentally friendly technology solutions, to our award-winning innovations and corporate governance practices. In 2019, we expanded around our three themes of People, Planet and Practices that make up our corporate responsibility program. We aim to challenge ourselves continuously to improve by finding ways to measure progress objectively in each of these areas. The backbone of our renewed human resources strategy is employee engagement, including the establishment of our data-based diversity and inclusion program. Our contributions to a healthy planet are more exciting than ever, with our products powering a broadening array of clean technologies that enable a reduction in activities that generate pollutants and waste. It goes without saying that our practices are heavily focused on innovation and world class services and customer support. Ansys also drives continuous improvement in our governance practices, including this past year a special focus on the protection and security of our assets and information. Our governance practices also include an emphasis on integrity and ethical business behaviors in all that we do.

Investor Focus

We continued our outreach to the investment community throughout 2019, with a program aimed at creating transparency, engagement and a connection with our management. At our Investor Day event in Pittsburgh in September 2019, we treated our investors to a celebration at the ribbon-cutting of Ansys Hall at Carnegie Mellon University, a state of the art makerspace that not only provides room for engineering students to collaborate and innovate, but also is a tribute to our unique relationship with the university and our commitment to partnering with educational institutions as an element of our business strategy. At Investor Day, we also renewed our commitment to sustained growth announcing a new financial goal of annual contract value of $2.0 billion by 2022 and non-GAAP operating margins of 42 to 44 percent.** Consistent with past practice, we returned value to our stockholders through application of our free cash flow towards acquisitions and share repurchases.

We could not be more proud to see that our strategy yielded such strong results for our stockholders in 2019. We are looking forward to working closely with our management team and our fellow Board members to bring long-term success to our stockholders in 2020 and beyond. Thank you for your support.

Sincerely,	Sincerely,

Ronald W. Hovsepian	Ajei S. Gopal
Chairman of the Board	President and CEO

* For additional information on non-GAAP diluted earnings per share, please see page 43 of our 2019 Form 10-K. For a description of annual contract value, see page 33 of the proxy statement.

** The inability to predict the amount and timing of the impacts of future items makes a detailed reconciliation of forward-looking non-GAAP measures impracticable.

ANSYS, Inc.

2600 Ansys Drive

Canonsburg, PA 15317

844-462-6797

March 31, 2020

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS

To Be Held on Friday, May 15, 2020

TO THE STOCKHOLDERS OF ANSYS, INC.

The annual meeting of stockholders of ANSYS, Inc. (“Ansys,” “we,” or the “Company”) will be held on Friday, May 15, 2020, at 11:30 a.m. Eastern Time (the “Annual Meeting”), virtually via live webcast at www.virtualshareholdermeeting.com/anss2020 for the following purposes, as more fully described in the accompanying proxy statement:

1.	The election of three Class III directors for three-year terms;
2.	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2020;
3.	The advisory vote to approve compensation of our named executive officers; and
4.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 20, 2020 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of common stock at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO SUBMIT YOUR VOTE VIA THE INTERNET, TELEPHONE, OR MAIL.

We appreciate your continued support of Ansys.

Very truly yours,

Janet Lee

Vice President, General Counsel and Secretary

How to Cast Your Vote
Your vote is important to the future of Ansys. If you are a registered stockholder, please vote your shares as soon as possible by one of the following methods:

Vote Online www.proxyvote.com
Vote by Phone 1.800.690.6903
Vote by Mail Mail your signed proxy card

If you are a street name stockholder (i.e., you hold your shares through a broker, bank or other nominee), please vote your shares as soon as possible by following the instructions from your broker, bank or other nominee.

See “Other Matters—Questions and Answers About the Proxy Materials and the 2020 Annual Meeting” in the accompanying Proxy Statement for details on voting requirements and additional information about the Annual Meeting.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2020

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report for the fiscal year ended December 31, 2019 are available at www.proxyvote.com. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the Notice of Annual Meeting of Stockholders, Proxy Statement or Annual Report unless you specifically request a copy. You may request paper copies, including a proxy card, by following the instructions on the Notice of Internet Availability of Proxy Materials. We began making our proxy materials available on March 31, 2020.

NOTE ABOUT FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that provide current expectations or forecasts of future events based on certain assumptions. Forward-looking statements are subject to risks, uncertainties, and factors relating to our business which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. Forward-looking statements use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” or other words of similar meaning. Forward-looking statements include those about market opportunity, including our total addressable market. Risks, uncertainties, and factors that could cause actual results to differ materially from those implied by these forward-looking statements include: adverse changes in global economic and/or political conditions; declines in our customers’ businesses resulting in adverse changes in customer procurement patterns; uncertainties regarding demand for our products and services in the future and our customers’ acceptance of new products; plans for future capital spending; investments in complementary companies, products, services and technologies; our ability to complete and successfully integrate our acquisitions and realize the financial and business benefits of the transactions; political, economic, and regulatory risks and uncertainties in the countries and regions in which we operate; impacts from tariffs, trade sanctions, export license requirements or other trade barriers; the effect of changes in currency exchange rates and changes in interest rates; potential variations in our sales forecasts compared to actual sales; the volatility of our stock price; failures or errors in our products and services; our industry’s rapidly changing technology; the quality of our products, including the strength of features, functionality and integrated multi-physics capabilities; lease license volatility; the investment of more resources in research and development than anticipated; increased pricing pressure as a result of the competitive environment in which we operate; our ability to recruit and retain key personnel; our ability to protect our proprietary technology; cybersecurity threats or other security breaches; disclosure and misuse of employee or customer data whether as a result of a cybersecurity incident or otherwise; implementation of our new IT systems; investments in global sales and marketing organizations and global business infrastructure; dependence on our channel partners for the distribution of our products; increased variability in our revenue due to the adoption of Accounting Standards Codification 606; our reliance on high renewal rates for annual lease and maintenance contracts; catastrophic events including pandemics such as the coronavirus (COVID-19) which may damage our facilities or otherwise disrupt our business including remote working of employees and sales of our products to customers; operational disruptions or the failure of our technological infrastructure; periodic reorganization of our sales force; the repatriation of previously taxed earnings in excess of working capital and capital expenditure requirements; the outcome of contingencies, including legal proceedings and government or regulatory investigations and service tax audit cases; uncertainty regarding income tax estimates in the jurisdictions in which we operate; changes in accounting principles or standards; the effect of changes in tax laws and regulations in the jurisdictions in which we operate; the uncertainty of estimates relating to the impact on reported revenue related to the acquisition accounting treatment of deferred revenue; and other risks and uncertainties described in our reports filed from time to time with the Securities and Exchange Commission. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

PROXY STATEMENT

The Board of Directors (the “Board”) of ANSYS, Inc. (“Ansys,” “we” or the “Company”) is providing this proxy statement in connection with the solicitation of proxies to be voted at the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) to be held on May 15, 2020. We began making our proxy materials available on March 31, 2020.

PROXY STATEMENT SUMMARY

This summary highlights important information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. Please read the entire proxy statement before voting. For more complete information regarding our 2019 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2020 (the “2019 Form 10-K”) and can be found on our Investor Relations website at https://investors.ansys.com/financials/sec-filings/.

ANNUAL MEETING OF STOCKHOLDERS

Time and Date	May 15, 2020, at 11:30 a.m. Eastern Time

Live Webcast Address	www.virtualshareholdermeeting.com/anss2020

Record Date	March 20, 2020

Voting	Stockholders of Ansys as of the record date, March 20, 2020 (the “Record Date”), are entitled to vote on the proposals at the 2020 Annual Meeting. Each share of Ansys common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted upon at the 2020 Annual Meeting.

Virtual Annual Meeting

We are again this year offering our stockholders a virtual annual meeting. We began to offer virtual annual meetings in 2016 to facilitate stockholder access by enabling stockholders to participate fully and equally from any location around the world at no cost. We believed this was the right choice for a widely-held technology company, such as Ansys, with global operations; as it brought cost savings to Ansys and stockholders by using a technology platform in line with our commitment to support innovative technology, while also increasing our ability to engage with all stockholders, regardless of size, resources, or physical location. A virtual meeting was also environmentally friendly and furthered our strategic goal to operate our business in a sustainable manner. This year, in light of the public health impacts of the coronavirus outbreak (COVID-19), in addition to these other benefits, a virtual annual meeting also enables us to communicate with our stockholders and partners while supporting the health and safety of our communities.

We are sensitive to concerns regarding virtual annual meetings generally from investor advisory groups and other stockholder rights advocates who have voiced concerns that virtual meetings may diminish stockholder voice or reduce accountability. Accordingly, we have designed this virtual annual meeting format to enhance, rather than constrain, stockholder access, participation and communication. For example, the online format allows stockholders to communicate with us during the meeting so they can ask questions of our management. During the live Q&A session of the meeting, we will answer questions pertinent to the 2020 Annual Meeting matters, as time permits. Questions regarding personal matters, including those related to employment, product issues or suggestions for product innovations are not pertinent to 2020 Annual Meeting and therefore will not be answered. Any questions pertinent to 2020 Annual Meeting that cannot be answered during the 2020 Annual Meeting due to time constraints will be posted online and answered at https://investors.ansys.com/governance/proxy-materials/. If you wish to submit a question during the 2020 Annual Meeting, you may do so by logging into the virtual annual meeting platform at www.virtualshareholdermeeting.com/anss2020, typing your question in the “Ask a Question” field and clicking “Submit.” Although the live webcast is available only to stockholders at the time of the meeting, a replay of the meeting will be made publicly available for one year at www.virtualshareholdermeeting.com/anss2020.

We will have technicians ready to assist you with any difficulties you may have accessing the virtual annual meeting. If you need technical support during the 2020 Annual Meeting, including to access the 2020 Annual Meeting’s virtual meeting platform, please call the technical support number 30 minutes or less prior to the start of the meeting at 800-586-1548 (US) or 303-562-9288 (International).

Additional information regarding the ability of stockholders to ask questions during the 2020 Annual Meeting, technical support, and rules of conduct for the 2020 Annual Meeting will be available on our investor relations webpage one week before the 2020 Annual Meeting at https://investors.ansys.com/governance/proxy-materials/.

2020 Ansys Proxy Statement     1

Business Overview

If you’ve ever seen a rocket launch, flown on an airplane, driven a car, used a computer, touched a mobile device, crossed a bridge or put on wearable technology, chances are you’ve used a product where Ansys software played a critical role in its creation. Ansys is the global leader in engineering simulation. Through our strategy of Pervasive Engineering Simulation, we help the world’s most innovative companies deliver radically better products to their customers. By offering the best and broadest portfolio of engineering simulation software, we help them solve the most complex design challenges and create products limited only by imagination. Founded in 1970, Ansys is headquartered south of Pittsburgh, Pennsylvania, U.S.A.

Our products are widely used by engineers, designers, researchers and students across a broad spectrum of industries and academia, including aerospace and defense, automotive, electronics, semiconductors, energy, materials and chemical processing, turbomachinery, consumer products, healthcare, and sports.

Our growth and financial strength reflect our leading technology position and commitment to innovation. In each of the last three years, we invested more than 18% of our revenues into research and development. Ansys simulation software, coupled with our team of applications experts and global support network, is the key to:

●	Lower Development Costs. We help customers get to an accurate answer faster, so they can do more in less time while using fewer resources than before.

●	Reduce Time to Market. Our software can drastically shorten development time and prototype iterations.

●	Optimize Product Performance. We help our customers enhance product reliability, performance and safety.

2     2020 Ansys Proxy Statement

Proposals Requiring Your Vote

Your vote is very important. Please cast your vote immediately on each of the proposals to ensure that your shares are represented.

	Proposals	Board Recommendations	More Information
1

Proposal 1 — Election of Class III Directors

The Board and the Nominating and Corporate Governance Committee believe that the three Class III director nominees possess the necessary qualifications and expertise to provide effective oversight and advice to management.

		FOR each nominee	p. 11
2

Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm for Fiscal Year 2020

The Audit Committee approved the retention of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2020. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of the independent auditor.

		FOR	p. 22
3

Proposal 3 — Advisory Vote to Approve Compensation of Our Named Executive Officers

The Company’s executive compensation policies and programs are designed to create a direct link between stockholder and management interests, with incentives specifically tailored to the achievement of financial, operational, and stock performance goals.

		FOR	p. 24

BOARD OF DIRECTORS

The following table and the description of Board characteristics below provide summary information about the directors currently serving on our Board. Our Board is divided into three classes and is currently comprised of three directors in Class I, three directors in Class II and three directors in Class III. Directors serve for three-year terms, with one class of directors being elected by our stockholders at each annual meeting.

Name	Age	Director Since	Occupation	Independent	Current Committee Membership
Class III – Term Expires 2020
Ajei S. Gopal	58	2011	President and Chief Executive Officer of Ansys	NO	–
Glenda M. Dorchak	65	2018	Former Executive Vice President of Spansion, Inc.	YES	CC, NCG †, SPTC
Robert M. Calderoni	60	2020	Former Chief Executive Officer of Ariba, Inc.	YES	AC, SPTC
Class I – Term Expires 2021
Guy E. Dubois	65	2015	Former Senior Advisor at Silver Lake	YES	CC†, NCG

Alec D. Gallimore	56	2017	Robert J. Vlasic Dean of Engineering at the University of Michigan	YES	AC
Nicole Anasenes	46	2018	Former Chief Financial Officer and Chief Operating Officer of Squarespace, Inc.	YES	AC
Class II – Term Expires 2022
Ronald W. Hovsepian	59	2012	Executive Partner at Flagship Pioneering, Inc.	YES	CC, NCG, SPTC †

Barbara V. Scherer	64	2013	Former Senior Vice President, Finance and Administration and Chief Financial Officer of Plantronics, Inc.	YES	AC†
Ravi Vijayaraghavan	55	2020	Partner at Bain & Company, Inc.	YES	CC, SPTC

AC:   Audit Committee

CC:   Compensation Committee

NCG:   Nominating and Corporate Governance Committee

SPTC:   Strategic Partnerships and Transactions Committee

†    Committee Chair

2020 Ansys Proxy Statement     3

Board Characteristics

4     2020 Ansys Proxy Statement

CORPORATE GOVERNANCE HIGHLIGHTS

Sound corporate governance and independent oversight of a company’s strategic execution are essential ingredients of a well-run company. Our Board remains committed to best practices in corporate governance and the protection of long-term stockholder value.

Please see “Corporate Governance at Ansys” beginning on page 17 for a description of our corporate governance practices. These include, but are not limited to:

●	Separate CEO and Chairman roles

●	89% of the Board is comprised of independent directors

●	Majority voting in director elections with resignation policy

●	100% independent committee members

●	Robust Board evaluation process

●	Stockholder engagement program

●	Proxy access

●	Annual Say-on-Pay Vote

●	Stock ownership guidelines for directors and officers

●	Board risk oversight

●	Independent directors meet without management present

●	Clawback policy

●	Anti-hedging and anti-pledging policies

●	Code of Business Conduct and Ethics for directors, officers, and employees

●	Periodic review of committee charters and governance policies

●	Director overboarding policy

2020 Ansys Proxy Statement     5

2019 FINANCIAL AND OPERATIONAL HIGHLIGHTS

The focused execution of our pervasive simulation strategy continues to work and is creating long-term value for all of our stakeholders. In fiscal year 2019, we delivered strong financial results for a second consecutive year, extended our technology leadership by developing capabilities organically as well as pursuing strategic acquisitions, expanded our partner ecosystem and continued to thrive with a culture that values innovation, inclusiveness, transparency and integrity. We have built a “One Ansys” culture focused on our people, the planet, and our practices. Our overall attrition rate is low at 8% and our employee engagement scores are excellent and continue to improve. In 2019, we were recognized by Fast Company as one of the 50 Best Workplaces for Innovators, Corporate Knights named us as one of the most sustainable companies in the world, and we were honored to join the prestigious NASDAQ-100 Index® and be included among the leading technology companies in the world.

We achieved our financial goal of delivering double-digit revenue growth while maintaining industry leading operating margins. In addition, our successful execution yielded strong financial results, reflected in our annual contract value (ACV) growth of 10%, or 12% in constant currency, and operating cash flows of $499.9 million for the year ended December 31, 2019. We repurchased 0.3 million shares during the year at an average price per share of $179.41. We have delivered strong long-term total stockholder return (TSR) as indicated by the chart below which shows how a $100 investment in Ansys on December 31, 2016 would have grown to $278 on December 31, 2019. The chart also compares the TSR of an investment in our common stock to the same investment in the S&P 500 Index, a peer group consisting of Autodesk, Inc., Cadence Design Systems, Dassault Systemes SE, PTC Inc., Synopsys, Inc., Altair Engineering Inc. and Aspen Technology, Inc. and the Nasdaq Composite Stock Market Index over the last three years.

In 2019, we maintained our commitment to investing in both our core and adjacent products by making several strategic acquisitions of market-leading technologies, which we believe extends our simulation technology leadership, expands our multi-physics product portfolio and accelerates product innovation to enable our customers to solve their biggest product design challenges. We completed the acquisition of our long-term technology partner, Livermore Software Technology Corporation, the premier provider of explicit dynamics and other advanced finite element analysis technology, and the acquisition of Dynardo, which will enhance Ansys Minerva, a new platform that improves engineering productivity by providing simulation process and data management, process integration, and design optimization capabilities, with advanced process integration and design optimization capabilities. Earlier in the year, we closed the acquisitions of technology leaders Granta Design Limited, Helic, Inc. (“Helic”) and DfR Solutions, all of which have been integrated into the Ansys platform.

During 2019, we introduced new capabilities across our entire product portfolio. We released Ansys® 2019 R2, which accelerates, streamlines and simplifies the product life cycle through new functionalities, including new materials capabilities for structural analysis following the acquisition of Granta Design in the first quarter.

We strengthened our product leadership in the simulation of autonomous systems by adding the capabilities of our VR-Xperience Driving Simulator to prepare advanced scenarios and run simulations with more complete and accurate multi-body vehicle dynamics. The new capabilities also dramatically enhance functions crucial

6     2020 Ansys Proxy Statement

to the design and analysis of radar used in autonomous vehicles. Our new innovation around Accelerated Doppler Processing speeds the time to simulate radar systems by more than 100x. This new breakthrough capability delivers gold-standard accuracy and enhances collaboration between radar sensor designers and the original equipment manufacturers that incorporate the sensors on vehicles.

Our Ansys® 2019 R3 release included new capabilities across our portfolio, including Ansys Autonomy, which enables engineers to develop safer autonomous vehicles, and Ansys Minerva.

We are further expanding by embedding simulation into our partner ecosystem. In 2019, we forged great partnerships with established leaders including BMW, Airbus and Autodesk. Our partnership with automotive leader BMW allows us to jointly create what we believe to be the industry’s first holistic simulation tool chain for developing autonomous vehicle technologies. The tool chain will optimize valuable test data by providing a development framework around rigorous safety planning, efficient test space exploration, and data analytics in a virtual driving environment. Airbus Defense and Space will use Ansys SCADE solutions to enable safety-critical controls with sophisticated artificial intelligence with the goal of fully autonomous flight by 2030. Our existing alliances with global leaders include: SAP incorporating Ansys Twin Builder runtimes into its cloud-based product Predictive Engineering Insights; Synopsys integrating Ansys RedHawk with its IC Compiler II for early signoff accuracy; and PTC embedding Ansys Discovery Live and AIM within its Creo product for CAD-embedded simulation. These partnerships remain strong and we are excited about the collaborative value we can bring to address our customers’ design problems. Discovery Live, one of our high potential adjacencies, continues to gain momentum and to garner recognition for its innovative technology. The most recent recognition was from Fast Company, which in its September 2019 issue, named us as one of the 50 Best Workplaces for Innovators for our development of this groundbreaking product.

In addition to our strong financial results, key strategic achievements and robust product development, we continued our investment in employee talent and engagement and the infrastructure needed to capture and support faster growth and a larger addressable market. We continued to recruit top talent globally across our key regions: Americas, Asia-Pacific and Europe, Middle East and Africa, with headcount increasing to 4,134 in 2019, constituting an 18% growth rate year on year. Our 2019 engagement score increased to a new high of 79% from 77% in 2018 and the percentage of women in senior leadership was 21% as of December 31, 2019. We made progress towards our key sustainability objectives and our simulation software continues to make a difference by having a positive environmental application for our customers’ products. We continue to impact our community and serving in the community, including through our employees’ personal community volunteer initiatives and Ansys-sponsored programs.

EXECUTIVE COMPENSATION HIGHLIGHTS

Our executive compensation policies and practices reinforce our pay for performance philosophy and align with sound governance principles and stockholder interests. Our executive compensation is largely driven by our performance.

Pay for Performance	Objectives	2019 Say-on-Pay

● Paying for performance is the guiding principle of Ansys’ total rewards strategy	● Create a competitive total rewards package based on the attainment of short- and long- term goals	● Over 93% of our stockholders voting on our 2019 Say-on-Pay proposal approved the compensation of our named executive officers
● Target actual total compensation at the 50th percentile of the market	● Attract and retain qualified executive officers who will lead us to long-term success and enhance stockholder value

2020 Ansys Proxy Statement     7

Components of Our Compensation Program

We pay for performance. To incentivize our executive team to achieve our short- and long-term goals, we allocate total direct compensation (salary and short- and long-term incentives) to achieve superior performance. The total direct compensation of our CEO and other named executive officers in 2019 was allocated as follows among pay elements:

The Compensation Committee regularly monitors and implements best practices in executive compensation, including the following:

What We Do	What We Don’t Do

Performance-based cash and equity incentives	No “single trigger” change in control benefits

Significant portion of executive compensation at risk based on Company performance	No post-termination retirement- or pension-type non-cash benefits or perquisites for our executive officers that are not available to our employees generally

Clawback provision on performance-based compensation	No tax gross-ups for change in control benefits

Stock ownership guidelines for directors and executive officers	No repricing or replacing of underwater options

Caps on performance-based cash and equity incentive compensation	No hedging or pledging of Company securities by directors, officers, and employees

100% independent directors on the Compensation Committee	No current dividends paid on unvested awards

Independent compensation consultant engaged by the Compensation Committee	No excessive risk-taking with compensation incentives

Annual review and approval of our compensation strategy

Limited perquisites

8     2020 Ansys Proxy Statement

STOCKHOLDER ENGAGEMENT HIGHLIGHTS

We take pride in our engagement with our stockholders. We welcome the insights and feedback our stockholders bring to our management team and Board and take our stockholders’ points of view into account when developing our governance practices. The Board firmly believes that the mutual trust we build with our stockholders is one of the key components of good governance and is an important element of driving Board responsibility and a strong governance culture.

Ansys has a very active investor relations program, engaging with over 500 stockholders and interested investors globally throughout the year via investor conferences, non-deal roadshows, conference calls and headquarters visits. Our outreach has resulted in:

●	Numerous interactions with our top 100 holders, who represent over 85% of shares outstanding; and

●	Over 80% of our stock being categorized as low turnover.

We held an Investor Day on September 12, 2019 in Pittsburgh, PA with a reception the evening before at the new Ansys Hall at Carnegie Mellon University. Investors met and engaged with senior management and learned about our vision, strategy, total addressable market opportunities, new and upgraded products, our go-to-market plans, as well as an overview of our financials and longer-term 2022 ACV and operating margin targets. All of the presentations and the full video archive of the event can be found on our Investor Relations website at https://investors.ansys.com.

We conducted an investor perception study following Investor Day, eliciting feedback from attendees of the event. This feedback was shared with the full Board and will be used as a guide to enhance our ongoing investor communications. The feedback was very positive and overall opinions remained favorable, with above average marks on key attributes such as credibility of management, attractiveness of end markets, long-term growth opportunities, market position and operating margins.

CORPORATE RESPONSIBILITY

Our Corporate Responsibility (“CR”) program is centered around three themes of People, Planet and Practices. Our Board has oversight of our CR activity through its Nominating and Corporate Governance Committee. Our CR program itself is managed by a committee of select senior leaders, chaired by our General Counsel.

People – Our People initiatives help us invest in our employees and contribute to the communities in which we function.

●	Employee Development – We support the development of our employees. Our programs include: continuous professional development, tuition assistance, annual individual assessments and ongoing performance feedback. This helps keep our employees engaged and excited about their future at Ansys. Our annual voluntary turnover rate for 2019 of 5.6% remained low indicating the level of employee satisfaction.

●	Employee Engagement – We conduct annual global employee engagement surveys with the goal of using the feedback to improve the work environment and employee engagement. We improved our engagement score from 77% in our 2018 survey to 79% in our 2019 survey.

●	Diversity and Inclusion – Inclusiveness is an important component of our culture and values. We believe in the value of diversity of individual backgrounds and perspectives. Gender diversity in particular is among the key performance indicators we track regularly. In 2019, women represented 21% of senior leadership positions at Ansys and 23% of all employees were women. We are committed to doing more to improve gender diversity through our diversity and inclusion program. We are committed to increasing diversity broadly and believe our diversity and inclusion program will yield results.

●	Community Relations – Our philanthropic activities fall primarily in the areas of supporting our employee contributions and volunteer efforts in the areas of STEM, health and human services, and public, cultural and scientific affairs. Our technology is used for research and teaching at engineering schools around the globe. We provide a no cost version of our software to students. In addition, we sponsor student teams building innovative vehicles for competitions.

Planet – Our Planet initiatives encourage us to contribute to the well-being of the environment by promoting and enabling sustainable business practices.

●	Environmental Sustainability – As described in more detail in our Environmental Sustainability Program Statement available on the investor relations section of our website, we are committed to the conservation and sustainability of our planet’s resources by aiming to operate our business in ways that continue to reduce our environmental impact and carbon footprint.

●	Clean Technology Contributions – Discovering and implementing efficient ways to make things operate – with minimal use of physical resources – is at the very heart of our vision of pervasive simulation. Our solutions support our customers in their sustainability efforts and climate concerns, while also improving the efficiency, performance and durability of products. Engineering simulation enables our customers to reduce total material use, increase energy efficiency, reduce greenhouse gas emission, support the sophisticated recycling of machine parts and increase operational performance.

●

Environmental Resource Management – We support green building standards and operations across our global sites. This includes priority consideration for green building certifications and installation of site-specific green initiatives at our facilities. We also endeavor to select electronic waste disposal providers that ensure that electronic waste is disposed of in an environmentally friendly manner. We are

2020 Ansys Proxy Statement     9

environmentally responsible in our operations, and we encourage and support our stakeholders, including our vendors and customers, to do the same. Each year, we ask our vendors to certify their allegiance to responsible use of resources in the supply of their products and services to us.

Practices – Our focus on Practices helps us in our quest to generate long-term value for our shareholders and consistently meet customer expectations.

●	Innovation – We make substantial investments in research and development and emphasize frequent, integrated product releases. In each of the last three years, we invested more than 18% of our revenues into research and development, expanding the ease of use and capabilities of our broad portfolio of engineering simulation software products.

●	Data Security and Data Privacy – We are committed to working to protect the data our customers, partners and employees provided to us through appropriate security and privacy practices. The Audit Committee of the Board of Directors provides oversight for our data security program. Our data security approach is intelligence-driven and risk-based, utilizes third party assessments as well as cybersecurity awareness and training for our employees. The privacy team works to drive continuous improvement across our business operations, partnering with stakeholders to identify and mitigate data protection risks.

●	Human Rights – Our Human Rights Policy solidifies our support and commitment to prevent or mitigate adverse human rights impacts that are, or potentially may be, directly linked to our operations, products, or services. Our commitment to creating safe and healthy working conditions for our employees is the focus of our Occupational Safety and Health Commitment.

●	Other Practices – Our other focus areas include managing customer relations, our distribution channel, and our Code of Business Conduct and Ethics.

More information regarding our sustainability initiatives is available on our Sustainability webpage, located at https://investors.ansys.com/sustainability/.

10     2020 Ansys Proxy Statement

PROPOSAL 1	Election of Class III Directors

Our Board is divided into three classes and is currently comprised of three directors in each of Class I, Class II and Class III. Directors serve for three-year terms with one class of directors being elected by our stockholders at each annual meeting.

At the 2020 Annual Meeting, three Class III directors will be put forward for election to serve until the annual meeting of stockholders in 2023 and until such directors’ successors are duly elected and qualified. Based on the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated Robert M. Calderoni, Glenda M. Dorchak and Ajei S. Gopal for election as Class III directors at the 2020 Annual Meeting.

Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of Mr. Calderoni, Ms. Dorchak and Dr. Gopal. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees have agreed to stand for election and to serve, if elected, as directors. However, if any person nominated by our Board is unable to stand for election, the proxies will be voted for the election of such other person or persons as our Board may recommend unless the Board determines to reduce the size of the Board.

We maintain a majority voting policy for the election of directors coupled with a resignation policy in uncontested elections. To be elected in an uncontested election, a director must receive a majority of the votes cast. This means that the number of votes cast “FOR” such nominee’s election must exceed the number of votes cast “AGAINST” that nominee’s election. Broker non-votes and abstentions will have no effect on the outcome of the election.

If, in any uncontested election of directors, any incumbent director nominee receives a greater number of votes cast “AGAINST” his or her re-election than “FOR” his or her re-election, he or she must promptly tender a resignation to the Board. The Board will then decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the incumbent director nominee in question, whether to accept the resignation or take other action.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE CLASS III DIRECTOR NOMINEES.

DIRECTOR CLASSES AS OF THE 2020 ANNUAL MEETING

Name	Age	Director Since
Class I – Term Expires 2021

Guy E. Dubois	65	2015

Alec D. Gallimore	56	2017

Nicole Anasenes	46	2018
Class II – Term Expires 2022

Ronald W. Hovsepian	59	2012

Barbara V. Scherer	64	2013

Ravi K. Vijayaraghavan	55	2020
Class III – Term Expires 2020

Ajei S. Gopal	58	2011

Glenda M. Dorchak	65	2018

Robert M. Calderoni	60	2020

2020 Ansys Proxy Statement     11

DIRECTOR NOMINEES

Robert M. Calderoni Age 60 Independent Director since 2020 Audit Committee Strategic Partnerships and Transactions Committee

Experience

Mr. Calderoni has been the Chairman of Citrix Systems, Inc., a multinational software company (“Citrix”), since January 2019, and was the Executive Chairman of Citrix from July 2015 through December 2018. From October 2015 to January 2016, Mr. Calderoni served as the interim Chief Executive Officer and President of Citrix. Mr. Calderoni served as Chairman and Chief Executive Officer of Ariba, Inc., a cloud applications and business network company (“Ariba”), from October 2001 until it was acquired by SAP AG, a publicly-traded software and IT services company, in October 2012, and then continued as Chief Executive Officer of Ariba following the acquisition until January 2014. Mr. Calderoni also served as a member of the global managing board at SAP AG between November 2012 and January 2014 and as President of SAP Cloud from June 2013 to January 2014. Prior to Ariba, Mr. Calderoni held senior finance roles at Apple and IBM and served as Chief Financial Officer of Avery Dennison Corporation, a publicly-traded industrial materials company.

Qualifications

Mr. Calderoni’s qualifications to serve on, and make contributions to, the Board include his executive tenure at software and technology companies, his deep background in finance, accounting, operations and technology, and his experience as a director of publicly held companies, including as a chairman of boards of directors.

Other Public Directorships
Mr. Calderoni currently serves as the Chairman and a member of the Board of Directors of Citrix. He is also a member of the Board of Directors of KLA Corporation, a capital equipment company, and LogMeIn, Inc., a provider of software and remote connectivity services. He previously served on the Board of Directors of Juniper Networks, Inc., a network cybersecurity company, and Ariba.

Glenda Dorchak Age 65 Independent Director since 2018 Compensation Committee Chair of Nominating and Corporate Governance Committee Strategic Partnerships and Transactions Committee

Experience

Ms. Dorchak has served as an independent director at Ansys since July 2018. Ms. Dorchak spent over thirty years in operating roles in the technology industry starting with IBM where she held executive positions including General Manager PC Direct. She went on to be Chairman and CEO at Value America, an e-retailer, before joining Intel Corporation in 2001 as Vice President and COO Intel Communications Group. Ms. Dorchak went on to be VP and General Manager Intel Broadband Products Group and VP and General Manager Intel Consumer Electronics Group. After Intel, she was CEO of Intrinsyc Software from August 2006 to November 2008 and then CEO of VirtualLogix from January 2009 until September 2010, when it was acquired by Red Bend Software. Prior to her retirement, her most recent operating role was EVP and GM Global Business with Spansion, Inc., a flash memory manufacturer, from April 2012 to June 2013.

Qualifications

Ms. Dorchak’s qualifications to serve on, and make contributions to, the Board include her experience as a technology industry veteran with deep leadership and operating expertise running hardware and software businesses in the computing and communications technology sectors.

Other Public Directorships

Ms. Dorchak currently serves as a director of Mellanox Technologies, Ltd., a supplier of computer networking parts, Viavi Solutions Inc., a provider of network test, monitoring and assurance solutions, and CREE, Inc., an innovator of semiconductor projects for power and radio-frequency applications and lighting-class LED products. She was previously a director of Energy Focus Inc. and Quantenna Communications.

12     2020 Ansys Proxy Statement

Ajei S. Gopal Age 58 President and Chief Executive Officer Director since 2011

Experience

Dr. Gopal has served as our Chief Executive Officer and President since January 2017. From August 2016 to December 2016, he served as our President and Chief Operating Officer. Dr. Gopal was appointed an independent director of the Board in 2011 and served in that capacity until his employment by the Company in August 2016. From April 2013 to August 2016, Dr. Gopal was an operating partner at Silver Lake, a leading private equity technology investor. His employment at Silver Lake included a secondment as interim President and Chief Operating Officer at Symantec Corporation. From 2011 until 2013, he was Senior Vice President at Hewlett Packard. Dr. Gopal was Executive Vice President at CA Technologies from 2006 until 2011. From 2004 to 2006, he worked at Symantec Corporation, where he served as Executive Vice President and Chief Technology Officer. Earlier, Dr. Gopal served as Chief Executive Officer and a member of the Board of Directors of ReefEdge Networks, a company he co-founded in 2000. He worked at IBM from 1991 to 2000, initially at IBM Research and later in IBM’s Software Group.

Qualifications

Dr. Gopal’s qualifications to serve on, and make contributions to, the Board include his position as our President and Chief Executive Officer and background in both technology and senior management of large software and technology companies as well as his experience in global operations and business development.

Other Public Directorships

Dr. Gopal currently serves on the Board of Directors of Citrix.

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CONTINUING DIRECTORS FOLLOWING THE 2020 ANNUAL MEETING

Nicole Anasenes Age 46 Independent Director since 2018 Audit Committee

Experience

From 2016 until March 2020, Ms. Anasenes served as Chief Financial Officer and Chief Operating Officer of Squarespace, Inc., which sells subscription software to help customers establish and manage their online presence and stores. From 2013 to 2015, she served as Chief Financial Officer of Infor, a cloud application software company. Before joining Infor, from 2002 to 2013, she worked at IBM in various leadership positions in corporate finance, M&A and market development. Her roles spanned hardware, software and services and included driving businesses in both mature and emerging markets. Ms. Anasenes is chair of the Audit Committee and on the Board of Trustees of AnitaB.org, a nonprofit organization focused on increasing the representation of women technologists in the workforce. Ms. Anasenes graduated from New York University with a B.S. in Economics and International Business and received an M.B.A. from The Wharton School at the University of Pennsylvania.

Qualifications

Ms. Anasenes’ qualifications to serve on, and make contributions to, the Board include her extensive experience in financial and operational matters, including in large technology companies.

Guy E. Dubois Age 65 Independent Director since 2015 Chair of the Compensation Committee Nominating and Corporate Governance Committee

Experience

Mr. Dubois has served as Chairman of the Board of Access Group, a privately held company and a mid-market software solutions provider in the United Kingdom, since 2015. He served as Chairman of NewVoiceMedia, a privately held British firm specializing in cloud contact center technology, from 2015 until 2019. From 2013 to 2015, Mr. Dubois was a Senior Advisor at Silver Lake, a leading private equity technology investor. He was Chief Executive Officer at TEMENOS, a banking software provider, from July 2011 to July 2012. Mr. Dubois has also held senior and executive positions with MACH Group, Amdocs, Cramer Systems, PeopleSoft, Vantive, Sybase and Digital Equipment Corporation.

Qualifications

Mr. Dubois’ qualifications to serve on, and make contributions to, the Board include his service in senior leadership positions at software and technology companies, his extensive background in international operations, and his experience as a director of a publicly held company and as chairman of a board of directors.

Other Public Directorships

Mr. Dubois served on the Board of Directors of Guidewire Software Inc., a public software company, from 2012 until 2019.

14     2020 Ansys Proxy Statement

Alec D. Gallimore Age 56 Independent Director since 2017 Audit Committee

Experience

Dr. Gallimore has been the Robert J. Vlasic Dean of Engineering at the University of Michigan since 2016. He has been the Richard F. and Eleanor A. Towner Professor of Engineering at the University of Michigan since 2015. He has held various positions of increasing responsibility at the University of Michigan since joining the institution in 1992. Dr. Gallimore has served on several NASA and US Department of Defense boards and studies, including as a member of the United States Air Force Scientific Advisory Board. He is a fellow of the American Institute of Astronautics and Aeronautics and was elected into the National Academy of Engineering in 2019. Dr. Gallimore’s primary research interests include electric propulsion, plasma diagnostics and space plasma simulation. He has extensive design and testing experience with a number of electric propulsion devices.

Qualifications

Dr. Gallimore’s qualifications to serve on, and make contributions to, the Board include his extensive background in engineering, research and the use of simulation to create innovative products.

Ronald W. Hovsepian

Age 59

Independent

Director since 2012

Chairman of the Board

Compensation Committee

Nominating and Corporate Governance Committee

Chair of the Strategic Partnerships and Transactions Committee

Experience

Mr. Hovsepian has been the Chairman of the Board since May 2019 and was the Lead Independent Director of the Board from October 2014 through April 2019 and the non-executive Chairman from 2014 until 2016.

Mr. Hovsepian has been an Executive Partner at Flagship Pioneering, Inc., a venture capital firm focused on healthcare, since October 2018. Mr. Hovsepian was Chief Executive Officer of Synchronoss Technologies, Inc., a telecommunications software and services company, from January to April 2017. Mr. Hovsepian served as Chief Executive Officer of Intralinks Holdings, Inc., a global provider of services and software, from December 2011 to January 2017. Mr. Hovsepian joined Novell, Inc., a software company, in 2003 and was its Chief Executive Officer, from 2005 to 2011. Prior to Novell, from 2000 to 2003, Mr. Hovsepian was in the venture capital industry. He started his career at IBM and served in several executive positions over approximately 16 years. He currently serves on the Board of Directors of two private companies, ECi Software Solutions and Skillsoft, an educational technology company, where he is also the Executive Chairman.

Qualifications

Mr. Hovsepian’s qualifications to serve on, and make contributions to, the Board include his extensive experience in the technology and software industries as a Chief Executive Officer, senior manager, and venture capital investor and his expertise in sales, marketing, and product development.

Other Public Directorships

Mr. Hovsepian serves on the Board of Directors of Pegasystems Inc., a cloud software company. Mr. Hovsepian previously served as a member of the Board of Directors and as non-executive chairman for ANN Inc., a women’s clothing retailer.

2020 Ansys Proxy Statement     15

Barbara V. Scherer Age 64 Independent Director since 2013 Chair of the Audit Committee

Experience

Ms. Scherer was Senior Vice President, Finance and Administration and Chief Financial Officer of Plantronics, Inc. (“Plantronics”), an audio communications equipment manufacturer from 1998 to 2012, and was Vice President, Finance and Administration and Chief Financial Officer from 1997 to 1998. Prior to Plantronics, Ms. Scherer held various executive management positions spanning 11 years in the disk drive industry, was an associate with The Boston Consulting Group, and was a member of the corporate finance team at ARCO in Los Angeles.

Qualifications

Ms. Scherer’s qualifications to serve on, and make contributions to, the Board include her practical and strategic insight into complex financial reporting and management issues and significant operational expertise, gained over a career spanning more than 30 years, including 25 years in senior financial leadership roles in the technology industry.

Other Public Directorships

Ms. Scherer serves on the Board of Directors of Netgear, Inc., a multinational computer networking company, and Ultra Clean Holdings, Inc., a developer and supplier of equipment for the semiconductor industry. She previously served as a director of Keithley Instruments, a publicly traded test and measurement company.

Ravi K. Vijayaraghavan Age 55 Independent Director since 2020 Compensation Committee Strategic Partnerships and Transactions Committee

Experience

Mr. Vijayaraghavan has been a partner at Bain & Company, Inc. (“Bain”), a leading management consulting firm, since 2001. He has held multiple senior roles with Bain, including his current position as Director and Head of the Asia-Pacific Technology Practice since 2019 and membership on the global partner promotion and compensation committee since 2015. Mr. Vijayaraghavan started his career with Bain in 1995 and is an expert and leader in Bain’s Mergers & Acquisitions, Private Equity and Telecommunications, Media and Technology practices. He has successfully led global client relationships in technology and telecommunications, and the establishment of Bain’s Asia-Pacific technology practice. His experience spans a broad range of technology markets (including software, hardware, semiconductors, and services) as well as mobile and fixed telecommunications operations across geographies in North America, Europe and Asia. He is a member of the board of overseers for WGBH, a Boston-based public broadcaster, and previously served as a member of the board of the Singapore Land Authority.

Qualifications

Mr. Vijayaraghavan’s qualifications to serve on, and make contributions to, the Board include his expertise in setting and executing on corporate strategic agendas to drive sustained organic and M&A-led growth at technology and telecommunications companies.

16     2020 Ansys Proxy Statement

CORPORATE GOVERNANCE AT ANSYS

Director Independence

Our Corporate Governance Guidelines require that at least a majority of the Board qualifies as independent directors under applicable federal securities laws, the listing standards of the Nasdaq Global Select Market (“Nasdaq”) and any other requirements of the committees upon which he or she serves. Nasdaq listing standards have both objective tests and a subjective test for determining who is an independent director. The objective tests include that the director not be an employee of the company and not have engaged in various types of business dealings with the Company. The subjective test requires the Board to affirmatively determine that the director does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. During the Board’s annual review of director independence, the Board also considers transactions, relationships and arrangements between each director (or an immediate family member of the director) and the Company and management, as well as certain other factors that the Board deems relevant in determining independence, such as beneficial ownership of our capital stock.

The Board completed a thorough review of the independence of each of our current directors as well as other directors who served during 2019 and determined that each of Ms. Anasenes, Mr. Calderoni, Ms. Dorchak, Mr. Dubois, Dr. Gallimore, Mr. Hovsepian, Ms. Scherer, and Mr. Vijayaraghavan is not an affiliate or employee of the Company and is independent under Rule 5605 of the Nasdaq listing requirements and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board also determined that Michael C. Thurk and William R. McDermott, each of whom served as a director during a portion of 2019, were both independent within the meaning of applicable independence standards. Dr. Gopal is currently serving as President and Chief Executive Officer of the Company and therefore is not considered an independent director. In addition, the Board determined that James E. Cashman, who served as a director during fiscal year 2019, was not independent within the meaning of applicable independence standards because of his prior service as an executive officer of the Company.

Board Responsibilities

The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees and provide the framework for our corporate governance. Our current Corporate Governance Guidelines are available on the investor relations section of our website https://investors.ansys.com/ under the heading “Governance.”

Oversight of Risk Management

The Board has responsibility to provide risk oversight as a part of each director’s obligations to us and our stockholders. The Board aims to set a healthy “tone at the top” and guides our management to take appropriate measures to control material risks. The Board executes on these responsibilities directly and also through its standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Partnerships and

Transactions Committee, each of which is comprised solely of members and chairs who qualify as independent directors. While the Board believes that we practice good risk management strategies and processes, it is the Board’s responsibility to oversee the pressure testing of these strategies and processes on a continuous basis in order to ensure that risk management stays effective despite evolving market conditions, business strategies, regulatory rules, and our development.

Our Board delegates principal responsibility for its risk management and assessment functions to its Audit Committee. The Board directly receives a quarterly risk report from the General Counsel. Likewise, the Audit Committee receives a risk management update from our management as part of its regular quarterly meetings. In addition, the Audit Committee oversees our annual enterprise business risk assessment and bi-annual fraud risk assessment which are conducted by our internal auditor. The internal auditor delivers reports directly to the Audit Committee. This annual assessment reviews our performance with regard to ongoing financial, operational, and strategic risks, both existing and new. The Nominating and Corporate Governance Committee oversees and reports to the Board on the progress of our corporate responsibility program including the program’s initiatives in environmental, social and governance areas.

Details on the activities and responsibilities of the Board’s committees are discussed later in this proxy statement. In summary, the Board provides oversight over risk that is material to our long-term stockholder value. The committees implement the Board’s risk oversight in particular focus areas, namely:

●	The Audit Committee provides primary oversight over financial, commercial, operational and strategic risks, including but not limited to financial reporting, legal and regulatory compliance, internal controls and cybersecurity;

●	The Compensation Committee provides primary oversight over the Company’s compensation practices and policies;

●	The Nominating and Corporate Governance Committee provides primary oversight over corporate governance practices, succession planning, and the corporate responsibility program; and

●	The Strategic Partnerships and Transactions Committee provides primary oversight of the execution of the Company’s strategic plans in the context of strategic partnerships and transactions.

2020 Ansys Proxy Statement     17

Stockholder Communications

Stockholders may communicate with the full Board or individual directors by writing to:

ANSYS, Inc. Board of Directors

c/o General Counsel and Secretary ANSYS, Inc.

Southpointe

2600 Ansys Drive

Canonsburg, PA, 15317

The Secretary will deliver to the appropriate directors all communications addressed to the Board received at this address, except for spam, junk mail, mass mailings, solicitations, resumes, job inquiries, product complaints/inquiries, new product suggestions, surveys or other matters unrelated to the Company.

Related-Party Transactions

The Board of Directors has a policy requiring the review and oversight of Related Party Transactions by the Audit Committee. The terms Related Party and Related Party Transactions have the meaning as set forth in Item 404 of SEC Regulation S-K. The Policy requires each director and executive officer of the Company to disclose any proposed transaction with the Company to our General Counsel, if such director or executive officer may have a direct or indirect interest as a Related Party. The General Counsel will analyze and review the proposed transaction and, for any transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest, will present that information to the Audit Committee, including the General Counsel’s assessment of whether or not such proposed transaction meets or exceeds the materiality threshold in Item 404 of SEC Regulation S-K. If the proposed transaction meets or exceeds the materiality threshold, the Audit Committee will either approve, disapprove or request amendment of the transaction. In the event of a Related Party Transaction that has not been previously approved under this Policy, the transaction will promptly be submitted to the Audit Committee, and the Audit Committee will review the Related Party Transaction in accordance with the criteria set forth by the Policy. The Audit Committee will evaluate all options, including without limitation, approval, ratification, amendment or termination of the Related Party Transaction. Any such determination by the Audit Committee will be reported to the Board of Directors.

There have been no Related Party Transactions requiring disclosure under SEC rules in 2019 or 2020 year-to-date.

Board Structure and Processes

Leadership Structure

The roles of Chairman of the Board and CEO of the Company are separated, and the role of Chairman is held by an independent director pursuant to our Corporate Governance Guidelines. Mr. Hovsepian currently serves as the Chairman of the Board and has the principal responsibility for leading meetings of our independent directors which ensures that our independent directors have a strong voice in the leadership of the Board and risk oversight.

For information on how the Board’s responsibility for risk oversight impacts its leadership structure, see “Board Structures and Processes – Oversight of Risk Management.”

Our Chairman of the Board is the primary point of consultation with the Nominating and Corporate

Governance Committee regarding director nominations and process and management succession planning, which we believe helps to maintain a strong and independent direction to our highest-level governance matters. We believe that this structure provides our Board with the greatest breadth of leadership and depth of experience, while also providing balance for the direction of the Company. It gives primary responsibility for our operational leadership to our CEO. The Chairman of the Board facilitates our Board’s independent oversight of management, enables communication between the management and the Board, and leads the Board’s consideration of governance matters. The Nominating and Corporate Governance Committee periodically reviews the Board’s leadership structure and, when appropriate, recommends changes in response to evolving needs.

Board Processes

Each standing committee of the Board conducts a thorough evaluation of its effectiveness each year. In addition, the Nominating and Corporate Governance Committee conducts an annual evaluation of the Board. The purpose of the evaluations is to identify areas of strength and areas for improvement in the activities and effectiveness of each committee and the Board. The evaluations are generally in the form of a detailed assessment performed by the Chair of each committee. The Chair of the Nominating and Corporate Governance Committee conducts the assessment of the Board, which includes engagement with individual Board members and candid discussions with the relevant committees and the Board.

We support and encourage the continuing education of our Board members. We maintain membership in the National Association of Corporate Directors and reimburse the directors for their expenses in attending trainings and other events on topics including committee roles and responsibilities, and legal and ethical developments. We also provide educational sessions periodically to the Board on our business, industry developments, and other pertinent topics.

Board Meetings

Our Board held 7 meetings during 2019. Each of our current directors attended at least 75% of the aggregate of the Board meetings and meetings of Board committees of which they were a member during the periods they served in 2019. Messrs. Calderoni and Vijayaraghavan were not members of the Board in 2019.

Committees

In 2019, the Board had the following standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. In March 2020, the Board established a Strategic Partnerships and Transactions Committee as an additional standing committee. The Board may from time to time establish ad hoc and special purpose committees.

Audit Committee

Chair	Ms. Scherer

Members	Ms. Anasenes
Mr. Calderoni
Dr. Gallimore

Meetings Held in 2019	4

Each member of the Audit Committee is not an affiliate or employee of the Company and is independent as such

18     2020 Ansys Proxy Statement

term is defined in Rule 5605 of the Nasdaq listing requirements and applicable SEC rules, including the heightened independence requirements for Audit Committee members. In addition, we have determined that each of the members is financially literate and our Board has determined that each of Ms. Scherer, Ms. Anasenes and Mr. Calderoni qualifies as an “audit committee financial expert” within the meaning of the SEC rules.

Our Audit Committee oversees our accounting and financial reporting process and the audit of our financial statements and monitors legal and regulatory compliance. The committee is responsible for, among other things:

●	Selecting our independent registered public accounting firm to audit financial statements and to perform services related to the audit;

●	Reviewing the overall plan, scope and results of the audit;

●	Reviewing with our management and independent registered public accounting firm our quarterly and annual operating results, including our audited financial statements;

●	Reviewing our periodic disclosures related to our financial statements;

●	Considering the adequacy of our internal control over financial reporting and of accounting procedures;

●	Overseeing the adequacy and effectiveness of disclosure controls and procedures;

●	Overseeing the internal audit function, the adequacy of its budget and staffing, reviewing and monitoring its plan, and assessing its performance;

●	Overseeing cybersecurity;

●	Overseeing our risk management policies and practices;

●	Overseeing related party transactions;

●	Overseeing procedures for addressing complaints and anonymous employee submissions and related controls; and

●	Monitoring legal and regulatory compliance.

Our Audit Committee charter is available on the investor relations section of our website https://investors.ansys.com/ under the heading “Governance.”

Compensation Committee

Chair	Mr. Dubois

Members	Ms. Dorchak
Mr. Hovsepian
Mr. Vijayaraghavan

Meetings Held in 2019	6

Each member of the Compensation Committee is not an affiliate or employee of the Company and is independent as such term is defined in Rule 5605 of the Nasdaq listing requirements. Each qualifies as a “non-employee director” under Section 16 of the Exchange Act. Our Compensation Committee oversees our compensation policies, plans and programs. The committee is responsible for, among other things:

●	Reviewing and approving the compensation of our CEO;

●	Reviewing and approving the compensation of our other executive officers;

●	Overseeing risks related to our overall compensation practices;

●	Approving and administering our equity plans; and

●	Reviewing, and recommending to the Board for approval, the compensation of our non-employee directors.

Our Compensation Committee charter is available on the investor relations section of our website https://investors.ansys.com/ under the heading “Governance.”

Nominating and Corporate Governance Committee

Chair	Ms. Dorchak

Members	Mr. Dubois
Mr. Hovsepian

Meetings Held in 2019	3

Each member of the Nominating and Corporate Governance Committee is not an affiliate or employee of the Company and is independent as such term is defined in Rule 5605 of the Nasdaq listing requirements.

Our Nominating and Corporate Governance Committee oversees and assists our Board in reviewing and recommending corporate governance policies and nominees for election to our Board and its committees. The committee is responsible for, among other things:

●	Overseeing the qualification and nomination process for potential director candidates;

●	Reviewing the continued qualifications of existing directors;

●	Developing, reviewing and monitoring the implementation of the Company’s corporate governance guidelines;

●	Overseeing the annual performance evaluation for the Board;

●	Overseeing succession planning for our executives;

●	Reviewing the directors’ and officers’ insurance policy and indemnification arrangements;

●	Reviewing the structure of the Board and its committees; and

2020 Ansys Proxy Statement     19

●	Overseeing our corporate responsibility program.

Our Nominating and Corporate Governance Committee charter is available on the investor relations section of our website https://investors.ansys.com/ under the heading “Governance.”

Strategic Partnerships and Transactions Committee*

Chair	Mr. Hovsepian

Members	Ms. Dorchak
Mr. Calderoni
Mr. Vijayaraghavan

Meetings Held in 2019*	—

* The Strategic Partnerships and Transactions Committee was formed effective March 1, 2020.

Each member of the Strategic Partnerships and Transactions Committee is not an affiliate or employee of the Company and is independent as such term is defined in Rule 5605 of the Nasdaq Stock Market listing requirements.

Our Strategic Partnerships and Transactions Committee oversees and assists our Board in reviewing strategic initiatives and evaluating potential mergers, acquisitions, dispositions, investments, joint ventures, collaborations, partnerships, licensing arrangements or similar transactions or arrangements. The committee is responsible for, among other things:

●	Providing oversight and guidance to management with respect to execution of strategic plans in the context of strategic partnerships and transactions;

●	Reviewing and discussing transactions and transaction strategies with the Company’s management and make recommendations to the Board regarding the same;

●	Authorizing and approving certain strategic transactions and related steps, terms and conditions; and

●	Periodically reviewing the performance of certain completed strategic transactions, including integration matters.

Our Strategic Partnerships and Transactions Committee charter is available on the investor relations section of our website https://investors.ansys.com/ under the heading “Governance.”

Director Nomination Process

Candidates for nomination to our Board are recommended by the Nominating and Corporate Governance Committee. In recommending candidates, the Nominating and Corporate Governance Committee considers persons recommended by directors, officers, and in some cases third party consultants or search firms. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates. The Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders, who are evaluated in the same manner as other director nominees. A stockholder submitting a prospective nominee for the Board should follow the procedures described under “Stockholder Proposals and Nominations for the 2021 Annual Meeting.”

During 2019 and early 2020, the Nominating and Corporate Governance Committee engaged in a search for qualified candidates for the Board. Although the Nominating and Corporate Governance Committee does not have specific minimum qualifications that must be met for a prospective director candidate to be nominated, the search focused on candidates with certain qualifications, including skills in leadership, technology, risk management, financial acumen, and domestic and global business development. We also considered diversity in skills, abilities, industry knowledge, experience, gender, race and ethnicity in reviewing potential candidates.

Under the guidance of the Chairman of the Board, the suitability of qualified candidates was vetted, and interviews were conducted with selected directors. Both Mr. Calderoni and Mr. Vijayaraghavan were identified as director candidates by current members of our Board. The Nominating and Corporate Governance Committee presented information regarding each candidate and recommended each appointment to the Board. The Board considered and approved each candidate for election to the Board. The Board also recommends the election of all Class III director nominees by the Company’s stockholders at the 2020 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries and all members are considered independent as such term is defined in Rule 5605 of the Nasdaq listing requirements. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Director Attendance at the 2019 Annual Meeting

We do not have a policy with respect to directors’ attendance at our annual meeting of stockholders, but directors are encouraged to attend. All nine directors serving at the time of our 2019 annual meeting attended the meeting.

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NON-EMPLOYEE DIRECTOR COMPENSATION

Our non-employee director compensation program is designed to attract, retain and reward qualified directors and align the financial interests of the non-employee directors with those of our stockholders. Pursuant to this program, each non-employee director will receive the following cash and equity compensation for Board service. We also reimburse our non-employee directors for expenses incurred in connection with attending Board and committee meetings, assisting with other Company business, such as meeting with potential officer and director candidates, as well as continuing director education.

Non-employee director compensation, including cash retainers for Board and committee service and equity grants, is reviewed annually by the Compensation Committee and the Board. Our independent executive compensation consulting firm, Compensia, supports the Compensation Committee by providing detailed benchmarks of non-employee director compensation at peer companies, historical non-employee director compensation at the Company, and guidance regarding trends of proxy advisory firms, among other information. Non-employee director compensation is subject to the approval of the Board, upon the recommendation of the Compensation Committee. The Compensation Committee periodically reviews its independent executive compensation consulting firm, and also verifies annually the independence of any firm used to provide such support.

Cash Compensation

During 2019, our non-employee directors were entitled to receive the following cash fees:

●	$40,000 per year for service as a Board member;

●	$40,000 per year for service as the Chairman of the Board (or Lead Independent Director until April 30, 2019);

●	$25,000 per year for service as Chair of the Audit Committee;

●	$20,000 per year for service as Chair of the Compensation Committee;

●	$15,000 per year for service as Chair of the Nominating and Corporate Governance Committee;

●	$10,000 per year for service as a member of the Audit Committee or Compensation Committee (not including the Committee Chair);

●	$5,000 per year for service as a member of the Nominating and Corporate Governance Committee (not including the Committee Chair).

With respect to the Strategic Partnerships and Transactions Committee, the Chair will receive $15,000 per year for service and each member (not including the Committee Chair) will receive $5,000 per year. In any one year, measured from annual meeting of stockholders to annual meeting of stockholders, a member will receive $1,000 for every telephonic meeting and $1,500 for every in-person meeting in excess of eight meetings.

Equity Compensation

Each then-serving non-employee director is granted a Restricted Stock Unit (“RSU”) award having a value of $300,000 on the date of each annual meeting of stockholders. If an independent director’s commencement date is other than the date of an annual meeting of stockholders, such independent director may be granted, on such independent director’s commencement date, an annual award having an award value prorated based on the number of days between such director’s commencement date and the next annual meeting of stockholders. In connection with his appointment as Chairman of the Board and in light of strong leadership of and service to the Board, including guidance through the new director selections and a successful Chief Executive Officer transition, the Board approved a one-time increase of $50,000 in the value of the RSUs awarded to Mr. Hovsepian at the time of the 2019 annual meeting for an aggregate RSU award amount of $350,000.

The annual RSU awards will vest upon the earlier of one year after grant or the next annual meeting of stockholders, subject to accelerated or prorated vesting under certain circumstances such as death or disability or change in control of the Company. Shares of our common stock will be issued at, or shortly following, the vesting of the RSUs.

Prior to 2016, certain of our non-employee directors were granted deferred stock units (“DSUs”) as part of our director compensation program. In 2016, our Compensation Committee approved a plan to allow our non-employee directors to have the ability to diversify a portion of any DSUs that may be held by such director, subject to the Director Stock Ownership Guidelines described below. Since November 1, 2016, non-employee directors have been permitted to individually choose whether to retain all or part of his or her existing DSUs or to elect another investment alternative, such as an index or mutual fund or funds. This program is subject in all respects to our Director Stock Ownership Guidelines, meaning that directors would only be permitted to diversify DSUs held in excess of the required minimum ownership guidelines. Two of our non-employee directors elected to diversify a portion of his or her DSUs in 2019.

Our employee directors do not receive additional compensation for service on the Board.

Director Stock Ownership Guidelines

Non-employee directors are required to satisfy minimum stock ownership guidelines. Under these guidelines, non-employee directors are required to own equity in the form of common stock or DSUs of the Company equal to a minimum of five times the annual cash retainer. This ownership requirement is competitive with the practices of our peer group. Each non-employee director is required to maintain this minimum amount throughout his or her tenure as a member of our Board. New Board members have five years to attain this minimum stock ownership level. In 2019, each non-employee director met their stock ownership guidelines (or is on track to do so by the end of the applicable five-year period). Our current Corporate Governance Guidelines which contain these stock ownership guidelines are available on the investor relations section of our website https://investors.ansys.com/home/ under the heading “Governance.”

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DIRECTOR COMPENSATION TABLE FISCAL YEAR 2019

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)(3)	All Other Compensation ($)	Total ($)

Nicole Anasenes	$50,000	$294,610	–	$344,610

James E. Cashman (4)(5)	$0	$0	$98,389	$98,389

Glenda M. Dorchak	$52,963	$294,610	–	$347,573

Guy E. Dubois	$60,000	$294,610	–	$354,610

Alec D. Gallimore	$50,000	$294,610	–	$344,610

Ronald W. Hovsepian	$96,650	$343,742	–	$440,392

William R. McDermott (5)	$54,275	$294,610	–	$348,885

Barbara V. Scherer	$65,000	$294,610	–	$359,610

Michael C. Thurk (5)	$20,900	$0	–	$20,900

(1) Dr. Gopal has been omitted from this table because he received no compensation for serving on our Board in fiscal 2019. Dr. Gopal’s compensation as President and CEO for fiscal 2019 is detailed in “Fiscal 2019 Compensation Tables” of this proxy statement. Messrs. Calderoni and Vijayaraghavan are also excluded from this table because they were not members of the Board in 2019.

(2) The values set forth in this column are based on the aggregate grant date fair values of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). The grant date fair values of the RSU awards are computed based upon the closing price per share of our common stock on the date of grant. These amounts reflect fair values of these awards on the grant dates, and do not correspond to the actual value that may be recognized by the non-employee directors.

(3) The following are the number of outstanding DSU awards held by each of our non-employee directors as of December 31, 2019: Mr. Dubois: 1,857; Mr. Hovsepian: 21,523; and Ms. Scherer: 9,417. The following are the number of outstanding RSU awards held by each of our non-employee directors as of December 31, 2019: Ms. Anasenes: 1,571; Ms. Dorchak: 1,571; Mr. Dubois: 1,571; Dr. Gallimore: 1,571; Mr. Hovsepian: 1,833; and Ms. Scherer: 1,571.

(4) Pursuant to the terms of his Transition Agreement, as disclosed in earlier filings, Mr. Cashman was to remain eligible to participate in all of the Company’s benefit plans subject to the terms of such plans until April 30, 2019. The amount disclosed in the “All Other Compensation” column consists of $71,429 in salary paid in bi-monthly installments, $23,077 in vacation payout, $2,400 in car allowance, $1,003 in car maintenance and $480 in home office allowance.

(5) Mr. Cashman, Mr. Thurk and Mr. McDermott ceased their service on the Board of Directors on April 30, 2019, May 15, 2019 and October 31, 2019, respectively.

PROPOSAL 2	Ratification of Selection of Independent Registered Public Accounting Firm for Fiscal Year 2020

The Audit Committee of the Board has appointed Deloitte & Touche LLP, independent registered public accountants, to audit our financial statements for the fiscal year ending December 31, 2020. During the fiscal year ended December 31, 2019, Deloitte & Touche LLP served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Ansys and our stockholders. At the 2020 Annual Meeting, the stockholders are being asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Our Audit Committee is submitting the selection of Deloitte & Touche LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Deloitte & Touche LLP will be present at the 2020 Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider the appointment.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020.

22     2020 Ansys Proxy Statement

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The Audit Committee selects the Company’s independent registered public accounting firm to audit financial statements and to perform services related to the audit, reviews the overall plan and results of the audit with that accounting firm, reviews with management and that accounting firm the Company’s quarterly and annual operating results, including the Company’s audited financial statements, reviews the periodic disclosures related to the Company’s financial statements, considers the adequacy of the Company’s internal control over financial reporting and accounting procedures, oversees internal audit and compliance with the Sarbanes-Oxley Act of 2002, oversees procedures for addressing complaints and anonymous employee submissions and related controls, and oversees the Company’s risk management policies and practices.

With respect to 2019, the Audit Committee:

●	reviewed and discussed the audited financial statements with the Company’s management;

●

discussed with Deloitte & Touche LLP (“Deloitte”) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including the Critical Audit Matters; and

●

received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on these reviews and discussions, our Audit Committee has recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements.

The Audit Committee annually reviews Deloitte’s independence and performance in connection with the Audit Committee’s determination of whether to retain Deloitte or engage another firm as our independent registered public accounting firm. In the course of these reviews, the Audit Committee considers, among other things:

●

Deloitte’s historical and recent performance on the audit, including input from those employees with substantial contact with Deloitte throughout the year about Deloitte’s quality of service provided, and the independence, objectivity, and professional skepticism demonstrated throughout the engagement by Deloitte and its audit team;

●	the quality and candor of Deloitte’s communications with the Audit Committee and management;

●	external data relating to audit quality and performance, including recent PCAOB reports on Deloitte;

●	Deloitte’s independence;

●	Deloitte’s global capabilities, technical expertise, and knowledge of the Company’s global operations and industry;

●	the appropriateness of Deloitte’s fees, on both an absolute basis and as compared to its peer firms and the fees charged to other public software company peers;

●	Deloitte’s tenure as our independent auditor and its familiarity with our global operations and businesses, accounting policies and practices and internal control over financial reporting; and

●

Deloitte’s capability and expertise in handling the breadth and complexity of our global operations, including the Company’s acquisitions and phased implementation of enterprise CRM and HRIS systems on a worldwide basis over the next several years.

Based on this evaluation, the Audit Committee considers Deloitte well qualified, with offices or affiliates in or near most locations in the U.S. and other countries where we operate. The Audit Committee believes that Deloitte is independent and that it is in the best interests of the Company and our stockholders to retain Deloitte to serve as our independent registered public accounting firm for 2020.

Audit Committee

Barbara V. Scherer, Chair

Nicole Anasenes

Robert M. Calderoni

Alec D. Gallimore

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Ansys under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates the Report by reference therein.

2020 Ansys Proxy Statement     23

Independent Registered Accounting Firm Services and Fees

The following table sets forth the aggregate fees billed to us for professional services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2019 and 2018, including the reviews of the financial statements included in our Form 10-Q filings and general accounting consultations.

	2019	2018

Audit fees	$1,261,012	$1,247,207

Audit-related fees	$367,000	$205,000

Tax fees	$749,702	$808,607

All other fees	$0	$157,267

Total	$2,377,714	$2,418,081

“Audit fees” in 2019 and 2018 consisted of fees billed for professional services rendered for the audit of our annual financial statements and management’s report on internal control included in our annual reports on Form 10-K and for the review of the financial statements included in our quarterly reports on Form 10-Q, as well as services that generally only our independent registered public accountants can reasonably provide, including statutory audits and services rendered in connection with SEC filings. In addition to the foregoing, “Audit fees” also included services rendered for the audit of our adoption of certain provisions of the Tax Cuts and Jobs Act of 2017 and our adoption of new accounting standards.

“Audit-related fees” in 2019 and 2018 consisted of assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of our financial statements, including financial and tax due diligence related to business acquisitions.

“Tax fees” in 2019 and 2018 consisted of fees billed for tax compliance, consultation and planning services. Tax fees in 2019 did not exceed aggregate audit and audit-related fees paid to Deloitte & Touche LLP, and $507,202 of the tax fees incurred in 2019 related to tax return preparation services. Tax fees in 2018 did not exceed aggregate audit and audit-related fees paid to Deloitte & Touche LLP, and $449,711 of the tax fees incurred in 2018 related to tax return preparation services.

“All other fees” in 2019 and 2018 consisted of consulting services associated with information technology projects.

All of the services performed by Deloitte & Touche LLP in 2019 and 2018 were pre-approved in accordance with the pre-approval policy and procedures adopted by our Audit Committee and in effect for those fiscal years. The policy required that during each of the Audit Committee’s scheduled quarterly meetings, a description of services requested to be provided by the independent registered public accounting firm during the following quarter be submitted to the Audit Committee for approval. Any request for audit, audit-related, tax and other services not contemplated during the quarterly approval process were submitted to the Audit Committee for specific pre-approval and did not commence until such approval had been granted.

In February 2020, the Audit Committee adopted new audit and non-audit services pre-approval procedures. Under these procedures, the Audit Committee is required to pre-approve all services provided by the independent auditor to assure that these services do not impair the independence of the auditor. Unless the type of service is both on a list of pre-approved services and within the quarterly and per service dollar limits established by the procedures, such service will require the specific pre-approval by the Audit Committee. Under the procedures, the Audit Committee can delegate its responsibility to specifically pre-approve certain permitted services to a member or members of the Audit Committee. Any pre-approval granted by delegates must be reported to the Audit Committee at its next scheduled meeting.

PROPOSAL 3	Advisory Vote to Approve Compensation of Our Named Executive Officers

As required by SEC rules, we are asking stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section beginning on page 26, the compensation tables and the related narratives appearing in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. We currently hold our Say-on-Pay vote every year consistent with the expressed wishes of our stockholders who voted at our 2011 and 2017 annual meetings to conduct this advisory vote on an annual basis, which we will continue to do until the next vote on the frequency of holding our Say-on-Pay proposals in 2023.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our Compensation Committee or our Board. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board and our Compensation Committee value the opinions of our stockholders.

We believe that our executive compensation program is effective in achieving our objective of attracting and retaining top-level talent.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the 2020 Annual Meeting:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2020 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the

Compensation Discussion and Analysis, compensation tables and narrative discussion, and other related disclosure.”

THE BOARD RECOMMENDS A VOTE “FOR” ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

24     2020 Ansys Proxy Statement

OUR EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 15, 2020.

Name	Age	Title

Ajei S. Gopal	58	President and Chief Executive Officer

Maria T. Shields	55	Senior Vice President and Chief Financial Officer

Richard S. Mahoney	57	Senior Vice President, Worldwide Sales and Customer Excellence

Shane R. Emswiler	45	Senior Vice President and General Manager, Physics business units

Janet Lee	56	Vice President, General Counsel and Secretary

Matthew C. Zack	50	Vice President, Corporate Development and Global Partnerships

Ajei S. Gopal The biographical information of Dr. Gopal is set forth in “Proposal 1: Election of Class III Directors - Director Nominees.”

Maria T. Shields is Senior Vice President and Chief Financial Officer. She has served as Chief Financial Officer since September 1998 and served as a Vice President from May 1998 until April 2018, when she was promoted to Senior Vice President. Ms. Shields joined the Company in September 1994 as our Corporate Controller. Prior to joining the Company, Ms. Shields held various positions as a CPA with Deloitte & Touche LLP, including that of audit manager. She currently serves as a Director of the First National Bank of Pittsburgh Community Bank.

Richard S. Mahoney is Senior Vice President of Worldwide Sales and Customer Excellence. Mr. Mahoney joined the Company in December 2016 as Vice President and was

promoted to Senior Vice President in April 2018. Prior to joining the Company, from 2014 to 2016, he was Senior Vice President, Design Enablement and International Sales, at Global Foundries. Prior to that time, starting in 1989, he held positions of increasing responsibility at Cadence Design Systems, including Senior Vice President of Worldwide Field Operations with responsibility for worldwide sales, field application engineering, customer support and sales operations.

Shane R. Emswiler is Senior Vice President and General Manager, Physics business units which includes mechanical, fluids, electronics, design and materials. He served as Vice President of the mechanical, fluids and electronics business units from April 2017 until October 2019, when he assumed his current role. From 2010 until 2017, he served as Vice President and General Manager of the electronics business unit. Prior to this, Mr. Emswiler, served as Chief Financial Officer of Ansoft Corporation, a company acquired by Ansys in 2008.

Janet Lee joined Ansys as Vice President, General Counsel and Secretary in June 2017. From 2010 to 2017, she was the Vice President, Legal and Intellectual Property, at HERE Technologies. Prior to this, from 2007 to 2010, she held positions of increasing responsibility at Nokia Corporation, including as a Director for Legal and Intellectual Property supporting the Nokia Research Center and Vice President for Legal and Intellectual Property matters for services. Prior to Nokia Corporation, Ms. Lee served as an Assistant General Counsel at America Online, Inc.

Matthew C. Zack has served as the Vice President, Corporate Development and Global Partnerships since August 2019. He joined Ansys as the Vice President, Business Development and Corporate Marketing in April 2017. From 2014 until April 2017, he served as a Senior Corporate Development Executive at SAP. From 2012 to 2014, he served as Executive Vice President and Chief Financial Officer of Ariba, where he led corporate development and human resources. Before joining Ariba, he headed corporate development at FreeMarkets and served in various consulting roles at Accenture.

2020 Ansys Proxy Statement     25

COMPENSATION DISCUSSION AND ANALYSIS

Our Named Executive Officers

This Compensation Discussion and Analysis (“CD&A”) section describes the compensation of our named executive officers. Our named executive officers for the year ended December 31, 2019 are Ajei S. Gopal, Maria T. Shields, Richard S. Mahoney, Shane R. Emswiler, and Matthew C. Zack.

Overview of Compensation Program & Philosophy

Paying for performance is the guiding principle of Ansys’ total rewards strategy. Ansys’ philosophy is to target actual total compensation at the 50th percentile of the relevant market. However, for sustained superior performance, Ansys’ philosophy is to provide premium actual total compensation that is comparable to the upper quartile of the peer group.

Our Compensation Committee ensures that the total compensation paid to our named executive officers is reasonable, competitive and principally performance-based. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to our other officers and employees.

Fiscal 2019 Business Highlights

We achieved our financial goal of delivering double-digit revenue growth while maintaining industry leading operating margins. In addition, our successful execution yielded strong financial results, reflected in our annual contract value (ACV) growth of 12% in constant currency and operating cash flows of $499.9 million for the year ended December 31, 2019. We repurchased 0.3 million shares during the year at an average price per share of $179.41. We have delivered strong three-year total stockholder return (TSR) as indicated by the chart below which shows how a $100 investment in Ansys on December 31, 2016 would have grown to $278 on December 31, 2019. The chart also compares the TSR of an investment in our common stock to the same investment in the S&P500 Index, a peer group consisting of Autodesk Inc., Cadence Design Systems, Dassault Systemes SE, PTC Inc., Synopsys, Inc., Altair Engineering Inc. and Aspen Technology, Inc. and Nasdaq Composite Stock Market Index over the last three years.

2019 Business Progress

We maintained our commitment to investing in both our core and adjacent products by making several strategic acquisitions of market-leading technologies, which we believe extends our simulation technology leadership, expands our multi-physics product portfolio and accelerates product innovation to enable our customers to solve their biggest product design challenges. We closed the acquisition of our long-term technology partner, Livermore Software Technology Corporation, the premier provider of explicit dynamics and other advanced finite element analysis technology, and the acquisition of

Dynardo, which will enhance Ansys Minerva with advanced process integration and design optimization capabilities. Earlier in the year, we closed the acquisitions of technology leaders Granta Design, Helic and DfR Solutions, all of which have been integrated into the Ansys platform.

During 2019, we introduced new capabilities across our entire product portfolio. We strengthened our product leadership in the simulation of autonomous systems by adding the capabilities of our VR-Xperience Driving Simulator to prepare advanced scenarios and run simulations with complete and accurate multi-body

26     2020 Ansys Proxy Statement

vehicle dynamics. Our Ansys® 2019 R3 release included new capabilities across our portfolio, with notable capabilities including Ansys Autonomy, which enables engineers to develop safer autonomous vehicles, and Ansys Minerva, a new platform that improves engineering productivity by providing simulation process and data management, process integration, and design optimization capabilities. We are also further expanding by embedding simulation into our partner ecosystem. In 2019, we forged great partnerships with established leaders including BMW, Airbus and Autodesk.

2019 Say-on-Pay

Our Compensation Committee met to determine the compensation of our named executive officers for 2020 in February 2020. 93% of our stockholders voting on the 2019 Say-on-Pay proposal approved the compensation of our named executive officers at our 2019 annual meeting. The Compensation Committee considered the results of the 2019 non-binding advisory Say-on-Pay proposal in connection with the discharge of its responsibilities regarding executive compensation and at that time determined that the vote result did not indicate that the Committee should consider changes to the program based on the vote.

Executive Compensation Best Practices

Our Compensation Committee has implemented best practices in executive compensation, including the following:

What We Do	What We Don’t Do

Performance-based cash and equity incentives	No “single trigger” change in control benefits

Significant portion of executive compensation at risk based on Company performance	No post-termination retirement- or pension-type non-cash benefits or perquisites for our executive officers that are not available to our employees generally

Clawback provision on performance-based compensation	No tax gross-ups for change in control benefits

Stock ownership guidelines for directors and executive officers	No repricing or replacing of underwater options

Caps on performance-based cash and equity incentive compensation	No hedging or pledging of Company securities by directors, officers and employees

100% independent directors on the Compensation Committee	No current dividends paid on unvested awards

Independent compensation consultant engaged by the Compensation Committee	No excessive risk-taking with compensation incentives

Annual review and approval of our compensation strategy

Limited perquisites

2020 Ansys Proxy Statement     27

Our 2019 Executive Compensation Program

Our executive compensation policies and practices reinforce our pay for performance philosophy and align with sound governance principles and stockholder interests. Listed below are the components of our regular-cycle 2019 executive compensation program.

Equity	Performance-Based Restricted Stock Units (PSUs)	● ● ●

Objective performance measure based on Total Stockholder Return relative to the Nasdaq Composite Index over a three-year cumulative performance period

Objective performance measure based on ACV and non-GAAP operating cash flows over 3 consecutive one-year performance periods

Vest three-years after grant date, contingent upon metric achievement and continued employment

	Time-Based Restricted Stock Units (RSUs)	●	Vest ratably over a three-year period while employed
Cash	Base Salary	●	Generally eligible for increases annually
	Performance Bonus	● ● ●	Target performance bonus ranges from 60% - 100% of salary Performance metrics based on non-GAAP revenue, non-GAAP operating income and individual metrics Cash bonuses paid annually

Objectives of Our Compensation Program

The main objectives of our executive compensation program are to create a competitive total rewards package based on the attainment of short-term performance objectives and long-term strategic goals and to retain and attract qualified executive officers who will lead us to long-term success and enhance stockholder value. Each element of our compensation program supports these objectives.

Role of Compensation Consultant

The Compensation Committee has the authority to retain the services and obtain the advice of external advisors, including compensation consultants, legal counsel and other advisors to assist in the evaluation of executive officer compensation. The Compensation Committee has engaged Compensia, Inc. (“Compensia”) to conduct an executive compensation market analysis and review of our equity practices to help ensure they align with market practices. Compensia reviewed and advised on all principal aspects of our executive compensation program, including:

●	Assisting in developing a peer group of publicly traded companies to be used to help assess executive compensation;

●	Assisting in assuring a competitive compensation framework;

●	Meeting regularly with the Compensation Committee to review all elements of executive compensation, including the competitiveness of our executive compensation program; and

●	Assisting in the risk assessment of our compensation program.

Outside of its services to the Nominating and Corporate Governance Committee and the Compensation Committee, Compensia provides no other services to us.

Role of Compensation Committee and Executive Officers in Compensation Decisions

Our Compensation Committee works in close collaboration with the full Board on executive compensation matters. The Compensation Committee has a practice of informing and consulting with the full Board concerning the establishment of performance goals and objectives for our CEO, Dr. Gopal, evaluating our CEO’s performance in light of the goals and objectives that were set, and determining the CEO’s compensation based on that evaluation. Dr. Gopal serves on our Board but recuses himself from any deliberations about his compensation.

For 2019, Dr. Gopal prepared an analysis for the Compensation Committee recommending each element of compensation to be paid to all other executive officers. The Compensation Committee considered his recommendations, along with an analysis from Compensia, in approving the compensation of our other executive officers.

In addition to Dr. Gopal and Compensia, our Human Resources team provides advice, analysis and recommendations to our Compensation Committee.

Peer Group Considerations

Our peer group of companies used for compensation benchmarking purposes was recommended by Compensia. Peer company selection criteria, which are aligned with the market, include:

●	U.S.-based, publicly traded companies in the software industry, with a focus on companies that develop engineering simulation and other highly technical/innovative software products

●	Comparable revenue size (0.5x – 2.5x our revenue)

●	Comparable market capitalization (0.3x – 3.0x our market cap)

28     2020 Ansys Proxy Statement

●	Refine the list of companies based on organic revenue growth, market cap to revenue multiple and profitability (e.g., EBITDA, operating income)

Our 2019 compensation benchmarking peer group consisted of the following companies:

2019 Peer Group

Akamai Technologies, Inc.	Red Hat, Inc.

Aspen Technology, Inc.	ServiceNow, Inc.

Autodesk, Inc.	Splunk Inc.

Cadence Design Systems, Inc.	Synopsys, Inc.

Citrix Systems, Inc.	Tableau Software, Inc.

Guidewire Software, Inc.	Tyler Technologies, Inc.

LogMeIn, Inc.	The Ultimate Software Group, Inc.

Nuance Communications, Inc.	VeriSign, Inc.

Pegasystems, Inc.	Workday, Inc.

PTC Inc.

As of the date of in July 2018 when Compensia conducted the analysis, we ranked at the 36th percentile on revenue, 70th percentile on 30-day average market cap, 18th percentile on number of employees and 82nd percentile on operating income.

Components of Compensation Program and Fiscal 2019 Compensation

Our executive compensation program consists of the following principal components:

●	Base salary;

●	Performance-based cash bonus;

●	Performance-based and time-based equity grants in the form of PSUs and RSUs; and

●	Severance and change in control-related benefits.

We also provide our employees, including our executive officers, with comprehensive employee benefit programs such as, in the United States, medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan, financial planning and other plans and programs made available to eligible employees generally.

We emphasize performance-based, variable incentive compensation over fixed compensation, such as base salary. Each element of compensation is chosen in order to attract and retain the necessary executive talent and to reward corporate performance by creating a balance between shorter-term corporate performance and providing incentives for the attainment of long-term strategic goals and enhancing stockholder value. The allocation of each element of compensation is determined by our Compensation Committee for each executive based on the following factors:

●	Performance against corporate, individual and organizational objectives for the fiscal year;

●	Importance of particular skill sets and professional abilities to the achievement of long-term strategic goals; and

●	Contribution as a leader, corporate representative and member of the senior management team.

While we believe in structuring executive compensation plans that give our executives incentives to deliver certain objective elements of corporate financial performance over specified time periods, we do not believe in a purely mechanical approach. Instead, part of our executive compensation philosophy includes an element of reward for non-quantitative achievements demonstrated by our executives in the actions and decisions they make throughout the year. When establishing our executive compensation plans for a given year, it is not possible to foresee all of the challenges and demands that will present to our executives, both as a management team and in their areas of individual responsibility. We believe that rewarding decision-making and leadership builds a management team capable of creating stockholder value over the longer term. At the same time, rewarding the achievement of quantifiable results helps ensure executives remained disciplined in delivering shorter-term financial results.

The allocation of an executive officer’s compensation among each of the compensation components is based on our competitive benchmarking, our recruiting and retention goals, our view of internal fairness and consistency and other considerations that our Compensation Committee deems relevant, such as extraordinary performance. While our Compensation Committee does not have a formula for determining the appropriate allocation between cash and non-cash compensation or short-term and long-term performance-based compensation, historically our Compensation Committee has allocated a greater percentage of an executive’s total compensation to equity.

2020 Ansys Proxy Statement     29

The charts below show the pay mix of our CEO and other named executive officers for 2019:

Base Salaries

We pay base salaries to attract talented executives and to provide a fixed base level of cash compensation. Base salaries for executive officers are individually determined by the Compensation Committee after consideration of:

●	The officer’s role, level of responsibility, leadership and experience;

●	Employee retention;

●	Internal equity considerations;

●	External competitiveness of the officer’s base salary and overall total compensation (as compared to the peer group for similar positions, if applicable); and

●	Individual performance.

There are generally three reasons for adjustments to our executives’ base salaries: annual increases, promotions or change in role, and market adjustments. The Compensation Committee considers base salary increases for our executive officers annually, based on the factors described above. The Compensation Committee’s review of these factors is subjective, and no fixed value or weight is assigned to any specific factor when making salary decisions.

2019 Base Salaries

The table below sets forth the 2019 annual base salaries for our named executive officers:

NEO	2019 Base Salary	% Increase	% of Peer Group Median

Ajei S. Gopal	$800,000	3.23%	131%

Maria T. Shields	$411,588	3.00%	94%

Richard S. Mahoney	$392,533	3.00%	90%

Shane R. Emswiler	$276,864	3.00%	88%

Matthew C. Zack	$265,225	3.00%	74%

All base salary increases were customary annual adjustments based on: market data of our peer group provided by Compensia, the recommendations of Dr. Gopal (other than with respect to his own base salary), and individual performance.

Performance Based Cash Bonuses

A key compensation objective is to have a significant portion of each named executive officer’s compensation tied to our performance. In support of this objective, we generally provide annual performance-based cash bonuses for our named executive officers, based on achievement against corporate and individual performance objectives established at the beginning of the calendar year. Performance-based cash bonuses are designed to reward executives based on the achievement of our financial goals as well as individual performance goals tied to the executive’s functional role. Executives are assigned a target bonus opportunity each year. Actual bonus awards are calculated based on our financial performance during the year and achievement of individual performance results.

30     2020 Ansys Proxy Statement

At the beginning of 2019, the Board approved the performance objectives for the Company that the Compensation Committee and Dr. Gopal used to design our named executive officers’ cash bonus opportunity for 2019. The Compensation Committee set both individual and Company metrics.

The Compensation Committee determined that non-GAAP revenue and non-GAAP operating income were the appropriate metrics to measure short term company performance on the one hand and that ACV and non-GAAP operating cash flows were the appropriate metrics to measure longer term company performance for purposes of the regular-cycle three-year PSUs on the other hand. Annex A includes a reconciliation to GAAP of non-GAAP revenue, non-GAAP operating income and non-GAAP cash flows for the year ended December 31, 2019, each of which is used to measure Company performance for purposes of executive compensation. The weighting of non-GAAP revenue and non-GAAP operating income to determine the performance based annual cash bonus is set forth in the tables below.

2019 Executive Incentive Plan: Metric Weighting

	Non-GAAP Revenue	Non-GAAP Operating Income	Individual Results

CEO	42.5%	42.5%	15%

Other NEOs	37.5%	37.5%	25%

2019 Executive Incentive Plan: Metrics

Non-GAAP Revenue Performance ($ in millions)

Achievement	Amount	+/- Target	Payout as % of Target

Maximum	$1,720.00	120%	150% (1)

Target	$1,433.50	100%	100%

Threshold	$1,290.15	90%	85%

Non-GAAP Operating Income Performance ($ in millions)

Achievement	Amount	+/- Target	Payout as % of Target

Maximum	$736.68	120%	150% (1)

Target	$613.90	100%	100%

Threshold	$552.51	90%	85%

(1) Payout at Maximum for Dr. Ajei S. Gopal is 200%

Payouts as a percentage of target are subject to straight line interpolation to the extent that the performance metrics are between target percentage levels.

Non-GAAP revenue is calculated in accordance with GAAP and ASC 606 for the year ended December 31, 2019 and then adjusted to (i) reflect results at planned foreign currency exchange rates, (ii) exclude the impact of acquisitions not contemplated in our 2019 budget, specifically DfR Solutions, Livermore Software Technology Corporation and Dynardo, and (iii) include revenue not reported during the period as a result of acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.

Non-GAAP operating income is calculated in accordance with GAAP and ASC 606 for the year ended December 31, 2019 and then adjusted to (i) reflect results at planned foreign currency exchange rates, (ii) exclude the impact of acquisitions not contemplated in our 2019 budget, specifically DfR Solutions, Livermore Software Technology Corporation and Dynardo, and (iii) include the additional adjustments to GAAP described in Annex A.

The individual results are determined for each of our named executive officers by using qualitative goals that are established at the beginning of the fiscal year. The Compensation Committee reviews and approves the CEO’s qualitative goals, which are aimed at implementing the Company’s strategic objectives. The CEO then leads a discussion with the Compensation Committee about the qualitative goals of the named executive officers, which are intended to implement the CEO’s goals and the primary areas of focus of the relevant functional duties. Each qualitative goal of the named executive officers takes into account the strategic priorities of the Company and the most impactful way in which the relevant business unit or function can meet the Company’s overall targets. These qualitative individual goals are challenging, yet attainable. Due to their long-term strategic nature, we do not disclose details of the goals tied to the individual results. For the named executive officers, the qualitative goals for 2019 included operational improvements to support the business as it scales, attraction of top talent, successful completion of acquisitions and partnerships in line with strategic objectives and the seamless integration of newly acquired companies, extension of core technologies to adjacent technologies, and strengthening investor engagement.

2019 Target Performance Based Cash Bonus Opportunities

The target annual cash bonus opportunities for our named executive officers are expressed as a percentage of their respective base salaries. The table below shows the target bonus amount for each named executive officer as a percentage of base salary and as a corresponding cash amount:

NEO	2019 Target Bonus as % of Salary	2019 Target Cash Bonus Opportunity	Total Target Cash Compensation Compared to Peer Median

Ajei S. Gopal	100%	$800,000	123%

Maria T. Shields	75%	$308,691	92%

Richard S. Mahoney	100%	$392,533	96%

Shane R. Emswiler	60%	$166,118	100%

Matthew C. Zack	60%	$159,135	77%

2020 Ansys Proxy Statement     31

2019 Actual Performance Based Cash Bonus Payments

We achieved the following results as it relates to the 2019 Performance Based Cash Bonus metrics:

2019 Executive Incentive Plan: Metrics

Non-GAAP Revenue Performance ($ in millions)

Target Amount	Achievement Amount	+/- Target

$1,433.5	$1,511.6	105.4%

Non-GAAP Operating Income Performance ($ in millions)

Target Amount	Achievement Amount	+/- Target

$613.9	$685.9	111.7%

Applying straight line interpolation to calculate the payouts based on Company performance against these targets resulted in a payout of 121.4% for our named executive officers other than our CEO and a payout of 142.8% for our CEO due to a maximum payout potential of 200% of target. As a result of individual performance results of 200% for Dr. Gopal, 112.5% for Ms. Shields, 125% for Mr. Mahoney and 121.4% for each of Mr. Emswiler and Mr. Zack, the Compensation Committee awarded cash bonuses in the following amounts:

NEO	2019 Cash Bonus Paid	2019 Cash Bonus Paid as % of Salary	2019 Cash Bonus Paid as % of Target

Ajei S. Gopal	$1,211,040	151%	151%

Maria T. Shields	$367,882	89%	119%

Richard S. Mahoney	$480,068	122%	122%

Shane R. Emswiler	$213,545	77%	129%

Matthew C. Zack	$204,568	77%	129%

Long-Term Equity Compensation

Our executive compensation program includes stock-based awards, the value of which depends on our stock performance and other performance measures, to achieve strong long-term performance. The stock-based awards consist of PSUs and time based RSUs.

PSUs align our executive officers’ pay to our financial performance based on specific metrics such as revenue, ACV and operating cash flows as well as a metric based on our TSR compared to the return on the Nasdaq Composite Index (the “Index”).

RSUs offer value delivery to our executive officers while promoting alignment of their interests with the long-term interests of our stockholders in a manner consistent with our peer company compensation practices. The combination of PSUs and RSUs motivates and retains our valued executive officers. In the future, we may introduce other forms of equity compensation to our executive officers that are also aligned with the interests of our stockholders.

The Compensation Committee, in consultation with our CEO (other than with respect to his compensation), determines the size, mix, material terms and metrics (in the case of PSUs) of equity awards granted to each of our executive officers. The Committee takes into consideration factors such as the scope of role, responsibilities, competitive market data provided by Compensia, individual performance and retention risk.

Similar to 2017 and 2018, in 2019, the Compensation Committee decided to grant an equal distribution of PSU and RSU awards. Each named executive officer received 50% of their target long-term equity compensation in the form of RSUs and the remaining 50% of their target long-term equity compensation in the form of PSUs. 80% of the PSUs were based on metrics related to the Company’s financial performance (the “Operating Metric PSUs”) and 20% of the PSUs were based on the Company’s three-year relative TSR (the “TSR PSUs”).

Performance Metrics for Annual PSU Awards

For the 2019 TSR PSUs, similar to 2017 and 2018, the Compensation Committee will measure our TSR compared to the Index at the end of a three-year cumulative performance period ending December 31, 2021. The 2019 TSR PSUs will be earned at 100% if our TSR equals the return of the Index at the end of the cumulative three-year performance period.

The target award is reduced by three percentage points for each percent point by which the return of the Index exceeds our TSR and is reduced to zero percent if the return of the Index exceeds our TSR by twenty-five percentage points or more. In addition, zero percent of the target award will be earned if both return rates are negative and the return of the Index exceeds our TSR performance over the three-year performance period.

The target award will be increased by four percentage points for each percentage point by which our TSR exceeds the return of the Index, up to a maximum of two hundred percent (200%) of the target award. If, however, our TSR is negative but still exceeds the return of the Index, a maximum of one hundred percent (100%) of the target may be earned for such period.

For purposes of illustration, the performance assessment is as follows:

Sample Ansys Total Shareholder Return	Sample Performance Measurement Index	Difference between Sample Ansys TSR and Index	2019 Performance Multiplier

40	15	+25	200%

40	30	+10	140%

40	40	0	100%

40	42	-2	94%

40	56	-16	52%

40	65	-25	25%

40	70	-30	0%

-10	-20	+10	100%

-10	-5	-5	0%

Please see “Grants of Plan-Based Awards Table” for additional information on these equity awards.

32     2020 Ansys Proxy Statement

For the Operating Metric PSUs, three one-year sub-performance periods are used to measure performance against annual goals that are determined by the Compensation Committee at the beginning of the relevant year. At the end of each sub-performance period, performance against the pre-established goals is measured and certified. Upon the achievement of these goals, the shares will vest at the end of the three-year performance period, with payment being contingent upon the named executive officer’s continued employment.

For the 2019 sub-performance period of the 2017, 2018, and 2019 Operating Metric PSUs, the Compensation Committee selected adjusted ACV with a non-GAAP operating cash flows modifier as the relevant metric (as further described below).

ACV is a financial metric we introduced in 2018 for which there is no comparable GAAP measure. It is calculated as follows:

●	The annualized value of maintenance and lease contracts with start dates or anniversary dates during the period, plus
●	The value of perpetual license contracts with start dates during the period, plus

●	The annualized value of fixed-term services contracts with start dates or anniversary dates during the period, plus

●	The value of work performed during the period on fixed-deliverable services contracts.

To arrive at adjusted ACV, we calculated ACV for the year ended December 31, 2019 and then excluded the impact of acquisitions not contemplated in our 2019 budget, specifically DfR Solutions, Livermore Software Technology Corporation and Dynardo.

Operating cash flows was calculated in accordance with GAAP for the year ended December 31, 2019 and then adjusted to (i) reflect results at planned foreign currency exchange rates, (ii) exclude the impact of acquisitions not contemplated in our 2019 budget, specifically DfR Solutions, Livermore Software Technology Corporation and Dynardo, and (iii) exclude the impact of the early adoption of ASC 2018-15 which was not contemplated in our 2019 budget.

The goals for the 2019 sub-performance period within each of 2017, 2018 and 2019 Operating Metric PSUs are based on the attainment of adjusted ACV with a non-GAAP operating cash flows modifier as outlined below. The number of PSUs earned between levels will be determined through straight-line interpolation. The goals for any remaining sub-performance periods will be disclosed after the end of the applicable sub-performance period.

Adjusted ACV ($ in millions)		< 1,377.7	1,377.7	1,389.7	1,401.7	1,413.7	1,425.7	1,433.2	1,440.7	1,448.2	1,455.7	1,463.2
Non-GAAP Operating Cash Flows ($ in millions)	$516.0	0%	70%	85%	100%	125%	150%	175%	175%	175%	200%	200%
	$498.0	0%	55%	70%	85%	100%	125%	150%	175%	175%	200%	200%
	$480.0	0%	40%	55%	70%	85%	100%	125%	150%	175%	200%	200%
	$462.0	0%	36%	50%	63%	77%	90%	125%	150%	175%	200%	200%
	$444.0	0%	32%	44%	56%	68%	80%	112%	135%	175%	200%	200%
	$426.0	0%	24%	33%	42%	51%	60%	100%	120%	157%	180%	200%
	$408.0	0%	0%	0%	0%	0%	0%	0%	0%	140%	160%	180%

2019 Regular-Cycle PSU Awards

TSR Metric

As described above, the 2019 TSR PSUs are based on our TSR as compared to the return of the Index at the end of a three-year performance period ending December 31, 2021.

ACV and Operating Cash Flows Metric

In 2019, we achieved adjusted ACV of $1,444.7 million and non-GAAP operating cash flows of $501.1 million resulting in a payout at 175% of target for the first sub-performance period of the 2019 Operating Metric PSUs. The underlying shares for the first sub-performance period will vest three years from the grant date contingent upon the named executive officer’s continued employment through the vesting date.

2017 and 2018 PSU Awards

TSR Metric

The 2017 TSR PSUs were paid out following the end of a three-year period ended December 31, 2019. The TSR calculation for the 2019 tranche was based upon the return of the 10-trading day average price of the Company and the Index preceding the start of the performance period (January 1, 2017) and the return of the 10-trading day average price at the end of the relevant tranche period (December 31, 2019). For the 2019 tranche of the 2017 TSR PSUs, the results were as follows:

	Beginning Average	Ending Average	Result
Ansys TSR	$93.71	$256.98	174.23%
Index TSR	$5,450.13	$8,930.94	63.87%

Under the terms of the award, maximum payout (150%) of the tranche occurred if the Company’s TSR outperformed the Index by 25 percentage points or more. For the 2019 tranche, the Company’s TSR outperformed the Index by 110.36 percentage points resulting in the maximum payout of 150%. The 2017 and 2018 tranches also outperformed the Index by more than 25 percentage points resulting in an aggregate payout of this award of 150% at the end of the three-year vesting period.

2020 Ansys Proxy Statement     33

This resulted in the following share payouts to our NEOs:

NEO	Number of Shares of Common Stock

Ajei S. Gopal	11,610

Maria T. Shields	3,899

Richard S. Mahoney	3,209

Shane R. Emswiler	2,399

Matthew C. Zack	2,050

The 2018 TSR PSUs measure our TSR as compared to the Index at the end of a three-year period ending December 31, 2020 and will pay out, if earned, following the end of that period.

Performance Metrics

Under the terms of the 2017 Operating Metric PSUs, upon the achievement of the targets for the 2017 and 2018 sub-performance periods, 50% of the award for such periods vested and the other 50% were earned but paid out at the end of the 2019 performance period. The 2019 sub-performance period for this award was earned at 175%. Upon the completion of the performance period for this award, the following shares were paid out for the three sub-performance periods:

NEO	Number of Shares of Common Stock

Ajei S. Gopal	38,700

Maria T. Shields	13,000

Richard S. Mahoney	10,700

Shane R. Emswiler	8,000

Matthew C. Zack	6,838

For the 2018 Operating Metric PSU awards, the 2019 second sub-performance period was earned at 175%. The underlying shares for the second sub-performance period will vest three years from the grant date contingent upon the named executive officer’s continued employment through the vesting date.

Special Retention RSU Grant for Mr. Emswiler

In September 2019, Mr. Emswiler was promoted to Senior Vice President and General Manager, Physics business units. In addition to maintaining his existing responsibilities, he was given oversight responsibilities for our Design Business Unit as well as the operation of several of our recently acquired businesses, including Livermore Software Technology Corporation, DfR Solutions and Granta Design. In recognition of the size, importance and complexity of Mr. Emswiler’s increased responsibilities and to ensure Mr. Emswiler’s continued employment as we integrate these critical new businesses into our portfolio, he was awarded a one-time RSU award in the amount of $500,000 on October 1, 2019. These shares vest ratably on the first, second and third anniversaries of the date of grant.

Long-Term Performance-Based Equity Grant for Select Key Executives

We do not as a general practice grant awards outside of our established executive compensation program.

However, in September 2019, we unveiled challenging, new long-term Company financial goals of achieving reported ACV of $2.0 billion by 2022 and non-GAAP operating margins in the range of 42-44% between 2020 and 2022. For the year ended December 31, 2019, our reported ACV equaled $1.46 billion.

Following the announcement of these new goals, the Compensation Committee determined it was in the best interest of the Company and our stockholders to act immediately to motivate select executives critical to successfully achieving these new ambitious long-term targets that we expect will result in the creation of value for our stockholders. In addition, the Compensation Committee considered the intense competition for executive talent in the software industry and focused on reducing the risk of losing proven executive talent as we embarked upon the pursuit of these ambitious financial goals.

In November 2019, the Compensation Committee approved a long-term PSU grant (“Special PSUs”) to a group of key executives primarily responsible for new sales generation, product research and development and expense control including Ajei Gopal, Maria Shields, Richard Mahoney and Shane Emswiler. The size of the target award granted to each of these executives was as follows:

NEO	Target Award (dollar value at grant)

Ajei S. Gopal	$7.3 million

Maria T. Shields	$1.8 million

Richard S. Mahoney	$3.1 million

Shane R. Emswiler	$3.1 million

Three-step process used to determine payout

A three-step process will determine final payouts for these awards. First, the number of Special PSUs to be earned is based on achievement of 2022 reported ACV. Second, any payout based on ACV is subject to downward adjustment based on the three-year average reported non-GAAP operating margin. Third, any payout percentage based on the first two steps is further subject to upward or downward adjustment based on certain individual performance criteria. In all cases, the maximum award payout is limited to 180% of the target number of Special PSUs. If there are any material acquisitions or divestitures by the Company during the performance period, the Compensation Committee will review and reconsider the goals.

In the first payout determination step, the preliminary achievement percentage will be calculated based on the ACV we report in our public filings for the year ended December 31, 2022, as follows:

ACV Year Ended December 31, 2022	Initial Number of Earned Special PSUs (as percentage of Target Award)

<$1.80 billion	0%

$1.80 billion	50%

$2.00 billion	100%

>$2.20 billion	150%

34     2020 Ansys Proxy Statement

To the extent reported 2022 ACV is between $1.80 billion and $2.00 billion or between $2.00 billion and $2.20 billion, the initial number of Special PSUs earned will be determined through straight-line interpolation.

ACV goals set using rigorous analysis

The ACV goals for these awards were based on an extensive and diligent process that included a combination of market intelligence, internal planning and modeling, and third-party data and analysis. In September 2019, our management team announced an ambitious goal to grow reported ACV significantly faster than the market. At the time that these new financial goals were publicly announced at the Company’s September 2019 Investor Day event, market intelligence indicated that our market will grow at approximately 9% per year over the next several years; at the time, we set the target on these awards to represent a compounded annualized growth rate of 11%, leading to an ACV of $2.00 billion by the end of 2022. Our Compensation Committee believes that this represents a strenuous, but attainable goal.

The threshold goal of $1.80 billion was set to provide a base level of reward for growing our ACV more than 23% over three years. We believe that even this threshold level of ACV growth would deliver substantial value to our stockholders, and we believe that this goal is rigorous and would require significant effort from our management team to achieve. If management does not keep pace with continued ACV growth, these awards will either pay out at 50% or not pay out at all.

Finally, the maximum goal of $2.20 billion was set at a point that the Compensation Committee believed was attainable, but would represent a truly extraordinary effort, to accomplish. Diligent internal modeling and analysis showed that there was a low probability of achieving this result and setting the goal at this point would effectively continue to motivate the executive team to perform without introducing excessive risk.

Operating margin modifier motivates management to deliver profitable growth

In the second payout determination step, three-year average non-GAAP operating margin acts as a modifier metric that operates on a downward-only basis. The metric is designed to ensure that top-line ACV growth is achieved responsibly and profitably, in an effort to ensure that long-term value is created for stockholders. As a result, top-line growth achieved while making significant sacrifices to operating margins would result in this award being forfeited.

Non-GAAP operating margins must equal or exceed 40% for the ACV award to not be reduced. This level is deliberately set slightly below the publicly stated 42%-44% range announced in September 2019 because the Compensation Committee understands the volatility in the market and wants to allow management the flexibility to make long-term value-creating acquisitions that may, in the short term, slightly dilute non-GAAP operating margin results.

The percentage of Special PSUs to be received, if any, will be reduced to the extent the three-year average non-GAAP operating margin percentage as reported in our public filings for 2020, 2021 and 2022 is less than 40% as follows:

Non-GAAP Operating Margin	Modifier

> 40%	100%

39%	95%

38%	90%

37%	85%

36%	80%

35%	75%

< 35%	0%

Discretion limited to 20% adjustment and cannot increase maximum award

In the third payout determination step, and after the 2022 ACV and the three-year average operating margin and their related effects upon the payout amounts of the Special PSU award are determined, the Compensation Committee will consider certain qualitative factors in the areas of sales and marketing, product and research and development and human capital management to further adjust the payout amount upwards or downwards up to 20%. In no event, however, may the maximum number of PSUs exceed 180% of target.

Subject to certain exceptions for death, disability, change in control events and termination without cause, an executive must be employed through December 31, 2022 in order to receive the earned Special PSUs.

Other Compensation Policies and Information

Employee Benefits and Perquisites

Employee benefits are provided to all eligible employees, including our named executive officers, which the Compensation Committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include, in the United States, medical, dental and vision insurance, health savings account, a 401(k) retirement plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan, and other programs.

We provide limited perquisites to our executives. We have no deferred compensation, pension arrangements, post-retirement health coverage or similar benefits for our executives that are not generally available to other eligible employees, other than as provided under the Executive Severance Plan, details of which are included below under “Employment, Severance and Change in Control Agreements.” In addition, in 2019, we began paying for the cost of financial planning services provided by a third party to assist our executives with managing complex investment, tax, legal and estate planning matters so that the executives remain focused on our business priorities rather than personal financial concerns. While we pay for the cost of this voluntary benefit, the executive is responsible for the taxes on the value of this benefit.

2020 Ansys Proxy Statement     35

2019 Stock Ownership Guidelines

The Board believes that our directors and executive officers should hold a meaningful financial stake in the Company in order to further align their interests with those of our stockholders. As a result, our Board has adopted stock ownership guidelines for members of our Executive Leadership Team and our Senior Leadership Team as indicated below. The stock ownership guidelines were modified effective January 1, 2018 for executive officers.

2019 Executive Officer Stock Ownership Guidelines

CEO	5x Annual Salary

Executive Leadership Team	3x Annual Salary

Senior Leadership Team	2x Annual Salary

Timeframe to achieve guideline	5 years

Shares that count against guideline	Shares of stock; 1/2 balance can be in-the-money options

Equity Grant Policy

Under the Equity Grant Policy, all equity granted under our equity incentive plans, and the terms and conditions governing such grants, must be authorized and approved by our Compensation Committee. Our Compensation Committee must authorize and approve any changes to the terms and conditions of any grant and any exceptions to our Equity Grant Policy.

Our Compensation Committee may authorize block grants of options, RSUs, or PSUs for employees who are not our executive officers or directors and may delegate the allocation of awards under these blocks to our CEO, Chief Financial Officer, General Counsel and/or Vice President of Human Resources.

Our Compensation Committee has delegated to our CEO and Vice President of Human Resources authority to make awards under the following three types of equity blocks: (i) new hire RSU grants of up to $500,000 per new hire, so long as the aggregate number of grants in a calendar year does not exceed the applicable total number of shares approved by the Compensation Committee for such block grant; (ii) grants of RSUs to current employees for the achievement of extraordinary objectives or for special retention purposes of up to $150,000 per employee (known as “recognition and retention grants”), so long as the aggregate number of shares subject to grants in a calendar year does not exceed the applicable total number of shares approved by the Compensation Committee for such block grant; and (iii) stock option or RSU grants to new employees acquired in connection with designated business combinations, not to exceed an aggregate grant date fair value of ten percent (10%) of the purchase price of each delegated business combination or such higher amount as may be approved by the Compensation Committee. No grant date may precede the date the grant was authorized by our Compensation Committee. The grant or exercise price for all grants will be the fair market value per share of the stock on the grant date unless such date falls on a non-trading day. The fair market value for RSU and PSU awards will be the average closing price per share of the stock over the 20 trading days immediately preceding and including the grant date.

Clawback of Compensation

On May 12, 2010, our Board established a Recoupment of Compensation Policy that is now part of our Corporate Governance Guidelines. Under the policy, if our Board determines, in its sole discretion, that our financial results are restated, whether in part or in their entirety, due to misconduct by one or more executive officers, the Board has the discretion to use commercially reasonable best efforts to remedy the misconduct and prevent its recurrence. The Board may determine, to the fullest extent permitted by law, to (i) recoup any bonus or other performance-based compensation that has been paid, (ii) cancel any equity-based awards made, and/or (iii) recoup any gains from equity-based awards made, to any executive officer engaged in such misconduct. The Board may also take any of the actions described in the preceding sentence with respect to compensation paid or awarded in the preceding three years if an executive violates the terms of a non-competition agreement with the Company.

Anti-Hedging and Anti-Pledging Policy

Under our Insider Trading Policy and Procedures, no director, executive officer, or employee may at any time purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, puts, calls, and exchange funds), or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities that are (i) granted to them by us as part of their compensation or (ii) held, directly or indirectly, by them.

Directors and executive officers are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Post-Employment Compensation

Retirement Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees, except as provided in certain employment agreements as required under local law, or our Executive Severance Plan. Our U.S.-based employees are eligible to participate in our 401(k) plan or that of one of our subsidiaries. In any plan year, we will contribute to each participant a matching contribution as follows: a dollar-for-dollar match for the first 3% an employee contributes to their 401(k) account, and a 25% match on the next 5% an employee contributes, for a maximum matching payment by us of 4.25%. All executives are eligible to participate in the retirement plans offered generally to employees in the location where they are employed.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans to our executive officers.

Employment, Severance and Change in Control Agreements

Our executive officers do not have employment agreements with us except in the case of our CEO as described below.

36     2020 Ansys Proxy Statement

Gopal Agreement

We entered into an employment agreement with Dr. Gopal on August 29, 2016 (the “Gopal Agreement”), pursuant to which Dr. Gopal’s employment was for an initial term of one year and annually automatically renews for additional one-year periods unless either party elects not to renew on 60 days prior written notice or the employment is earlier terminated by either party.

Under the terms of the employment agreement, in the event that Dr. Gopal’s employment with us is terminated by us without “Cause” or as a result of his resignation with “Good Reason,” (each as defined in the Gopal Agreement) Dr. Gopal will be entitled to (i) receive an amount equal to two times the sum of his then effective base salary plus his target bonus, payable over 24 months in equal installments, (ii) in certain circumstances, a monthly payment would be made by us of an amount equal to the employer health insurance contribution amount that would have been paid in respect of Dr. Gopal for at most 24 months following such termination and (iii) the period of time during which Dr. Gopal may exercise his vested stock options shall be extended to the longer of (x) three months after his date of termination or (y) seven days after the commencement of our first open trading window that occurs after the date of termination, but in no event later than the 10-year expiration date of such options.

If a termination under such circumstances occurs during the period beginning 60 days prior to the effective date of a definitive agreement that will result in a change in control and ending 18 months after the consummation (closing) of a change in control, then, in lieu of the benefits described in the foregoing paragraph, Dr. Gopal will be entitled to (a) the amounts described in clause (i) above, which will be paid in a lump sum in certain circumstances rather than over 24 months, (b) the acceleration and vesting of all outstanding stock options or other stock-based awards held by Dr. Gopal, subject to any performance or metric-based requirements set forth therein which shall be separately determined as set forth in the applicable award agreement and (c) in certain circumstances, a monthly payment by us of an amount equal to the employer health insurance contribution amount that would have been paid in respect of Dr. Gopal for at most 24 months following such termination.

Dr. Gopal has agreed to be subject to certain non-competition, non-solicitation and non-hire provisions during the term of his employment and for 24 months following the termination of his employment, subject to certain limited exceptions.

Executive Severance Plan

On February 17, 2010, we adopted the ANSYS, Inc. Executive Severance Plan, which was amended as of July 29, 2014, (the “Executive Severance Plan”), for executives and other employees selected for participation by our Compensation

Committee. The Executive Severance Plan applies to all named executive officers with the exception of Dr. Gopal whose severance terms are set forth in the Gopal Agreement.

Pursuant to the Executive Severance Plan, covered executives whose employment with us is terminated for any reason other than for cause, death or disability will receive a lump-sum severance payment equal to the sum of six months’ base salary and target bonus and an amount equal to the earned, but unpaid, portion of the covered executive’s target bonus, as well as 12 months’ health and welfare benefits and outplacement services up to $15,000. In the event the employment of a covered executive is terminated for any reason other than for cause, death or disability, or by the covered executive with good reason, in either case within 18 months after a change in control of the Company and without cause, the covered executive will (a) receive a lump-sum severance payment equal to the sum of 12 months’ base salary and target bonus and an amount equal to the earned, but unpaid, portion of the covered executive’s target bonus, (b) receive 12 months’ health and welfare benefits and outplacement services up to $15,000 and (c) have all outstanding stock options and other outstanding stock-based awards accelerate and become fully exercisable and non-forfeitable as of the date of such termination of employment.

All of our executive equity award agreements are subject to “double- trigger” vesting, meaning that if within eighteen months of a change in control, an executive’s employment is terminated without cause or is terminated by such executive after any adverse modification of his or her duties, principal employment location or compensation, then all stock options and other equity incentives awarded to that employee would become fully vested.

In all cases, receipt of severance payments are conditioned on the timely execution of an appropriate release of claims on the part of the terminated executive.

For additional information regarding our change in control severance arrangements, see “Potential Payments Upon Termination or Change in Control Under Employment or Other Agreements Table.”

Our Compensation Committee has implemented these arrangements to protect the interests of our senior executives when a potential change in control could affect our executives’ job security, authority or compensation, and believes that these arrangements help us recruit and retain executive-level talent. These change in control severance arrangements also promote the interests of our stockholders by mitigating the senior executives’ concerns about such potential matters and thereby assuring that management provides guidance to the Board and stockholders that is not related to such concerns. In the event employment is terminated for reason of death or disability, all unvested RSUs will become immediately vested. Unvested PSUs will vest, as scheduled, on a prorated basis, based on the achievement of the applicable metrics.

2020 Ansys Proxy Statement     37

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2019 with management, and has recommended to our Board of Directors that the CD&A be included in our proxy statement for the 2020 Annual Meeting and be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission.

Compensation Committee

Guy E. Dubois, Chair

Glenda M. Dorchak

Ronald W. Hovsepian

Ravi K. Vijayaraghavan

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Ansys under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates the Report by reference therein.

38     2020 Ansys Proxy Statement

COMPENSATION POLICIES AND PRACTICES RELATED TO RISK MANAGEMENT

The Compensation Committee, with the assistance of Compensia, assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and employees, with particular attention to risks related to the Company’s use of, and degree of use of, equity and incentive-based compensation as a portion of the total compensation paid to the executive officers. We have designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgement and appropriate risk taking. Based upon its assessment, the Compensation Committee believes that any risks arising from our compensation programs do not create disproportionate incentives for our employees to take risks that are reasonably likely to have a material adverse impact on us in the future.

Our Compensation Committee considered the following elements of our compensation plans and policies when evaluating whether our plans and policies encourage our executives and employees to take unreasonable risks:

●	Our base salary component of compensation does not encourage risk taking because it is a fixed amount.

●	Our performance-based cash bonus awards are based, in part, on the achievement of at least two quantitative performance measures, thus diversifying the risk associated with any single indicator of performance.

●	Awards under our performance-based cash bonus programs are based on overall performance and qualitative individual goals that vary depending on each executive’s role, which limits the risk associated with awarding cash bonuses based solely on Company financial performance metrics.
●	Assuming achievement of a threshold level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement rather than an “all-or-nothing” approach, which could engender excessive risk taking.

●	We award our executives PSUs that are earned based, in part, on the performance of our common stock over a cumulative three-year period providing them with strong incentives to increase stockholder value over the long-term. This plan is capped at 200% of target awards to prevent excessive compensation or risk taking on the part of the participants.

●	Our Compensation Committee determines achievement levels under the Company’s performance-based cash bonus program in its discretion after reviewing Company and executive performance and which program similarly caps pay-outs to prevent excessive compensation or risk-taking.

●	We maintain a robust clawback policy.

●	Our executive stock ownership policy requires executives to hold shares of stock equal to a minimum of two or three times their base salary, or, in the case of our CEO, equal to a minimum of five times his base salary. Half of that minimum of stock can be comprised of in-the-money stock options, which aligns an appropriate portion of their personal wealth to our long-term performance. Executives must attain the levels described above within five years of becoming subject to this policy.

2020 Ansys Proxy Statement     39

FISCAL 2019 TABLES

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan ($) (3)	All Other Compensation ($) (4)	Total
Ajei S. Gopal, President and Chief Executive Officer	2019	$793,750	$240,000	$17,553,073	$971,040	$33,550	$19,591,413
	2018	$768,750	$210,000	$8,214,921	$938,257	$32,256	$10,164,184
	2017	$750,000	$205,537	$8,339,153	$769,463	$234,903	$10,299,056
Maria T. Shields, Senior Vice President and Chief Financial Officer	2019	$408,591	$86,819	$5,243,830	$281,063	$11,050	$6,031,353
	2018	$396,700	$93,656	$2,939,148	$272,450	$10,813	$3,712,767
	2017	$384,750	$90,938	$3,161,198	$263,428	$11,413	$3,911,727
Richard S. Mahoney, Senior Vice President, Worldwide Sales and Customer Excellence	2019	$389,675	$122,667	$6,831,625	$357,401	$19,582	$7,720,950
	2018	$378,325	$142,913	$3,001,612	$346,448	$20,586	$3,889,884
	2017	$370,000	$138,750	$2,305,657	$334,943	$53,683	$3,203,033
Shane R. Emswiler, Senior Vice President and General Manager, Physics business units	2019	$274,848	$62,294	$5,945,306	$151,251	$10,530	$6,444,229
	2018	$266,864	$60,480	$1,731,187	$146,616	$10,041	$2,215,188
	2017	$259,153	$97,875	$1,723,856	$94,508	$8,649	$2,184,041
Matthew C. Zack, Vice President, Corporate Development and Global Partnerships	2019	$263,294	$59,676	$1,756,328	$144,892	$9,761	$2,233,951

(1) Reflects the portion of the total Performance Based Cash Bonus paid to the named executive officers for 2019 that is tied to individual results as described in more detail in “Compensation Discussion and Analysis” beginning on page 26.

(2) The values set forth in this column are based on the aggregate grant date fair values of RSU and PSU awards computed in accordance with FASB ASC Topic 718. The amounts shown in the table reflect the target grant date fair values of the PSUs. The grant date fair values of RSUs, Special PSUs and Operating Metric PSUs are computed based upon the closing price per share of Ansys’ common stock on the date of grant. The grant date fair values of TSR PSUs are computed using a Monte Carlo simulation model. A discussion of the relevant assumptions made in the valuation of these awards is provided in Note 14 of the 2019 Form 10-K.

In the event of maximum payout, the aggregate grant date fair values for the PSUs reflected in the 2019 rows of this column would be: for Dr. Gopal, 2019 Special PSU Award ($13,110,091), 2019 TSR PSU Award ($2,478,804), 2019 Operating Metric PSU Award – 2019 Tranche ($2,519,876), 2018 Operating Metric PSU Award – 2019 Tranche ($2,489,507), 2017 Operating Metric PSU Award – 2019 Tranche ($3,601,474); for Ms. Shields, 2019 Special PSU Award ($3,277,316), 2019 TSR PSU Award ($826,427), 2019 Operating Metric PSU Award – 2019 Tranche ($839,959), 2018 Operating Metric PSU Award – 2019 Tranche ($819,987), 2017 Operating Metric PSU Award – 2019 Tranche ($1,209,797); for Mr. Mahoney, 2019 Special PSU Award ($5,618,551), 2019 TSR PSU Award ($966,442), 2019 Operating Metric PSU Award – 2019 Tranche ($951,970), 2018 Operating Metric PSU Award – 2019 Tranche ($1,009,311), 2017 Operating Metric PSU Award – 2019 Tranche ($995,756); for Mr. Emswiler, 2019 Special PSU Award ($5,618,551), 2019 TSR PSU Award ($578,356), 2019 Operating Metric PSU Award – 2019 Tranche ($587,995), 2018 Operating Metric PSU Award – 2019 Tranche ($527,192), 2017 Operating Metric PSU Award – 2019 Tranche ($744,491); and for Mr. Zack, 2019 TSR PSU Award ($412,975), 2019 Operating Metric PSU Award – 2019 Tranche ($419,979), 2018 Operating Metric PSU Award – 2019 Tranche ($468,564), and 2017 Operating Metric PSU Award – 2019 Tranche ($636,307).

These amounts reflect fair values of these awards on the grant dates, and do not correspond to the actual values that may be recognized by the named executive officers.

(3) Reflects the portion of the total Performance Based Cash Bonus paid to the named executive officers for 2019 that is tied to Company financial results as described in more detail in “Compensation Discussion and Analysis” beginning on page 26.

(4) 2019 amounts for Dr. Gopal consist of $11,050 in contributions to the 401(k) and financial planning services and spousal travel to business function. 2019 amounts for Ms. Shields, Mr. Mahoney, Mr. Emswiler and Mr. Zack consist of contributions to the 401(k) plan in the amounts of $11,050, $11,050, $10,530 and $9,761 respectively.

40     2020 Ansys Proxy Statement

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2019 TABLE
Name	Grant Date	Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock Or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(9)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ajei S. Gopal, President and Chief Executive Officer	(1)	2/14/19	578,000	680,000	1,360,000
	(2) 3/3/2019	2/14/19				1,659	6,914	13,828				1,259,938
	(3) 3/3/2019	2/14/19				432	5,186	10,372				1,239,402
	(4) 3/3/2019	2/14/19							25,928			4,724,859
	(5) 11/12/2019	11/12/19				15,819	31,638	56,948				7,283,384
	(6) 3/3/2018	2/14/19				1,712	7,134	14,267				1,244,753
	(7) 3/5/2017	2/14/19				2,477	10,320	20,640				1,800,737
Maria T. Shields, Senior Vice President and Chief Financial Officer	(1)	2/14/19	196,791	231,518	347,277
	(2) 3/3/2019	2/14/19				553	2,305	4,609				419,979
	(3) 3/3/2019	2/14/19				144	1,729	3,458				413,214
	(4) 3/3/2019	2/14/19							8,643			1,575,014
	(5) 11/12/2019	11/12/19				3,955	7,909	14,236				1,820,731
	(6) 3/3/2018	2/14/19				564	2,350	4,699				409,993
	(7) 3/5/2017	2/14/19				832	3,467	6,933				604,899
Richard S. Mahoney, Senior Vice President, Worldwide Sales and Customer Excellence	(1)	2/14/19	250,240	294,400	441,600
	(2) 3/3/2019	2/14/19				627	2,612	5,224				475,985
	(3) 3/3/2019	2/14/19				163	1,959	3,918				468,181
	(4) 3/3/2019	2/14/19							9,795			1,784,943
	(5) 11/12/2019	11/12/19				6,780	13,559	24,406				3,121,417
	(6) 3/3/2018	2/14/19				665	2,769	5,539				483,221
	(7) 3/5/2017	2/14/19				685	2,853	5,707				497,878
Shane R. Emswiler, Senior Vice President and General Manager, Physics business units	(1)	2/14/19	105,900	124,589	186,883
	(2) 3/3/2019	2/14/19				387	1,613	3,227				293,998
	(3) 3/3/2019	2/14/19				101	1,210	2,420				289,178
	(4) 3/3/2019	2/14/19							6,050			1,102,492
	(5) 11/12/2019	11/12/19				6,780	13,559	24,406				3,121,417
	(8) 10/1/2019	9/30/19							2,318			502,380
	(6) 3/3/2018	2/14/19				363	1,511	3,021				263,596
	(7) 3/5/2017	2/14/19				512	2,133	4,267				372,245
Matthew C. Zack, Vice President, Corporate Development and Global Partnerships	(1)	2/14/19	101,449	119,351	179,027
	(2) 3/3/2019	2/14/19				277	1,152	2,305				209,990
	(3) 3/3/2019	2/14/19				72	864	1,728				206,487
	(4) 3/3/2019	2/14/19							4,321			787,416
	(6) 3/3/2018	2/14/19				322	1,343	2,685				234,282
	(7) 3/5/2017	2/14/19				438	1,823	3,647				318,153

(1) Amount represents the portion of the Performance Based Cash Bonus that is tied to Company financial results as described in more detail in “Compensation Discussion and Analysis” beginning on page 26.

(2) Amount represents a grant of Operating Metric PSUs under the Fifth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (the “Plan”) which are earned based on achievement of ACV with a non-GAAP operating cash flows modifier for fiscal 2019 only. Goals for the 2020 and 2021 annual sub-performance periods will be established in the first quarter of each relevant year.

(3) Amount represents a grant of TSR PSUs under the Plan earned based on the achievement of a relative TSR goal over a three-year performance period.

(4) Amount represents a grant of time-based RSUs under the Plan with a three-year ratable vesting schedule on each anniversary date of the date of grant.

(5) Amount represents a grant of Special PSUs under the Plan that may be earned based on the achievement of ACV, as adjusted based on non-GAAP operating margin, and individual performance goals over a three-year performance period ending December 31, 2022.

2020 Ansys Proxy Statement     41

(6) Amount represents a grant of Operating Metric PSUs under the Plan for which the operating metric goals are established in the first quarter of each year within the three-year performance period. The Compensation Committee established ACV with a non-GAAP operating cash flows modifier as the operating metric goal for the 2019 tranche of the 2018 PSU awards on February 14, 2019.

(7) Amount represents a grant of Operating Metric PSUs under the Plan for which the operating metric goals are established in the first quarter of each year within the three-year performance period. The Compensation Committee established ACV with a non-GAAP operating cash flows modifier as the operating metric goal for the 2019 tranche of the 2017 PSU awards on February 14, 2019.

(8) Amount represents a special retention grant of time-based RSUs under the Plan with a three-year ratable vesting schedule on each anniversary date of the date of grant.

(9) The values set forth in this column reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE
Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (16)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (16)
Ajei S. Gopal, President and Chief Executive Officer	156,661	52,221		95.09	8/31/2026					(1)
						19,350	4,980,884			(5)
						17,834	4,590,650			(8)
						25,928	6,674,126			(11)
						41,280	10,625,885			(6)
						11,610	2,988,530			(7)
						28,535	7,345,194	14,267	3,672,468	(9)
								10,700	2,754,287	(10)
						13,828	3,559,465	27,656	7,118,931	(12)
								10,372	2,669,857	(13)
								56,948	14,658,985	(15)
Maria T. Shields, Senior Vice President and Chief Financial Officer	29,296			58.67	11/14/2021					(19)
	18,000			67.44	11/14/2022					(20)
						2,050	527,691			(2)
						8,194	2,109,218			(5)
						5,875	1,512,284			(8)
						8,643	2,224,795			(11)
						13,868	3,569,762			(6)
						3,900	1,003,899			(7)
						9,399	2,419,397	4,699	1,209,570	(9)
								3,524	907,113	(10)
						4,609	1,186,403	9,219	2,373,063	(12)
								3,458	890,124	(13)
								14,236	3,664,489	(15)

Footnotes on following page.

42     2020 Ansys Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE
Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (16)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (16)
Richard S. Mahoney, Senior Vice President, Worldwide Sales and Customer Excellence	7,500	7,500		92.49	12/30/2026					(3)
						1,500	386,115			(4)
						5,350	1,377,144			(5)
						6,924	1,782,307			(8)
						9,795	2,521,331			(11)
						11,414	2,938,078			(6)
						3,210	826,286			(7)
						11,077	2,851,331	5,539	1,425,794	(9)
								4,154	1,069,281	(10)
						5,224	1,344,710	10,448	2,689,420	(12)
								3,918	1,008,532	(13)
								24,406	6,282,348	(15)
Shane R. Emswiler, Senior Vice President and General Manager, Physics business units						1,500	386,115			(17)
						4,000	1,029,640			(5)
						3,777	972,238			(8)
						6,050	1,557,331			(11)
						2,318	596,676			(14)
						8,534	2,196,737			(6)
						2,400	617,784			(7)
						6,043	1,555,529	3,021	777,636	(9)
								2,266	583,291	(10)
						3,227	830,662	6,453	1,661,067	(12)
								2,420	622,932	(13)
								24,406	6,282,348	(15)
Matthew C. Zack, Vice President, Corporate Development and Global Partnerships						3,418	879,827			(18)
						3,357	864,125			(8)
						4,321	1,112,269			(11)
						7,294	1,877,549			(6)
						2,051	527,948			(7)
						5,371	1,382,549	2,685	691,146	(9)
								2,014	518,424	(10)
						2,305	593,244	4,609	1,186,488	(12)
								1,728	444,804	(13)

(1) Amount represents a grant of time-based stock options on August 31, 2016 under the Plan with a four-year ratable vesting schedule on each anniversary date of the date of grant.

(2) Amount represents a grant of time-based RSUs on March 5, 2016 under the Plan with a four-year ratable vesting schedule on each anniversary date of the date of grant.

(3) Amount represents a grant of time-based stock options on December 30, 2016 under the Plan with a three-year ratable vesting schedule on each anniversary date of the date of grant.

2020 Ansys Proxy Statement     43

(4) Amount represents a grant of time-based RSUs on December 30, 2016 under the Plan with a four-year ratable vesting schedule on each anniversary of the date of grant.

(5) Amount represents a grant of time-based RSUs on March 5, 2017 under the Plan with a four-year ratable vesting schedule on each anniversary date of the date of grant.

(6) Amount represents maximum payout of a grant on March 3, 2017 of Operating Metric PSUs under the Plan. The performance conditions applicable to each tranche were achieved as of December 31, 2019, but the award remained unvested until the Compensation Committee fully certified achievement of the goals and payment in the first quarter of 2020.

(7) Amount represents a grant on March 3, 2017 of TSR PSUs under the Plan. The performance conditions applicable to the PSUs were achieved as of December 31, 2019, but the award remained unvested until the Compensation Committee fully certified achievement of the goals and payment in the first quarter of 2020.

(8) Amount represents a grant of time-based RSUs on March 3, 2018 under the Plan with a three-year ratable vesting schedule on each anniversary of the date of grant.

(9) Amount represents maximum payout of a grant on March 3, 2018 of Operating Metric PSUs under the Plan. The “Number of Shares or Units of Stock That Have Not Vested” column includes PSUs for which the performance conditions of the 2018 and 2019 tranches have been achieved, but the award continues to be subject to the three-year vesting requirement contingent on a grantee’s continued employment through the end of such period. The “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column includes PSUs for which the performance conditions of the 2020 tranche have not been achieved and which will remain unvested until the Compensation Committee certifies achievement of the goals after the end of the three-year period.

(10) Amount represents a grant on March 3, 2018 of TSR PSUs under the Plan. The performance period of the PSUs is for a three-year cumulative period and the performance conditions will not be achieved until the end of such three-year performance period and will remain unvested until the Compensation Committee certifies achievement of the goals after the end of the three-year performance period.

(11) Amount represents a grant of time-based RSUs on March 3, 2019 under the Plan with a three-year ratable vesting schedule on each anniversary of the date of grant.

(12) Amount represents maximum payout of a grant on March 3, 2019 of Operating Metric PSUs under our Plan. The “Number of Shares or Units of Stock That Have Not Vested” column includes PSUs for which the performance conditions of the 2019 tranche have been achieved, but the award continues to be subject to the three-year vesting requirement contingent on a grantee’s continued employment through the end of such period. The “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column includes PSUs for which the performance conditions of the 2020 and 2021 tranches have not been achieved and which will remain unvested until the Compensation Committee certifies achievement of the goals after the end of the three-year period.

(13) Amount represents a grant on March 3, 2019 of TSR PSUs under the Plan. The performance period of the PSUs is for a three-year cumulative period and the performance conditions will not be achieved until the end of such three-year performance period and will remain unvested until the Compensation Committee certifies achievement of the goals after the end of the three-year performance period.

(14) Amount represents a grant of time-based RSUs on October 1, 2019 under the Plan with a three-year ratable vesting schedule on each anniversary of the date of grant.

(15) Amount represents maximum payout of a grant on November 1, 2019 of Special PSUs under the Plan. The Compensation Committee established performance goals based on ACV, operating margin and individual performance as described on pages 34-35. The performance period of the Special PSUs is a three-year period and the performance conditions will not be achieved until the end of such three-year performance period. The Special PSUs will remain unvested until the Compensation Committee certifies achievement of the goals after the end of the three-year performance period.

(16) Determined based on the closing price per share of the Company’s common stock on December 31, 2019 ($257.41), the last business day of the year.

(17) Amount represents a grant of time-based RSUs on March 3, 2016 under the Plan with a four-year ratable vesting schedule on each anniversary date of the date of grant.

(18) Amount represents a grant of time-based RSUs on April 28, 2017 under the Plan with a four-year ratable vesting schedule on each anniversary date of the date of grant.

(19) Amount represents a grant of time-based stock options on November 14, 2011 under the Plan with a four-year ratable vesting schedule on each anniversary date of the date of grant.

(20) Amount represents a grant of time-based stock options on November 14, 2012 under the Plan with a four-year ratable vesting schedule on each anniversary date of the date of grant.

44     2020 Ansys Proxy Statement

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2019 TABLE
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ajei S. Gopal, President and Chief Executive Officer	0	0	46,439	8,775,465
Maria T. Shields, Senior Vice President and Chief Financial Officer	13,704	2,497,279	24,455	4,324,881
Richard S. Mahoney, Senior Vice President, Worldwide Sales and Customer Excellence	7,500	1,052,735	10,490	1,992,049
Shane R. Emswiler, Senior Vice President and General Manager, Physics business units	0	0	9,530	1,768,001
Matthew C. Zack, Vice President, Corporate Development and Global Partnerships	0	0	5,211	956,726

2020 Ansys Proxy Statement     45

Except as otherwise provided, the following table sets forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, or a “change in control” of Ansys, or a change in the named executive officer’s responsibilities, as such scenarios are contemplated in the contracts, agreements, plans or arrangements described in “Compensation Discussion and Analysis.”

The table assumes that employment termination and/or the change in control occurred on December 31, 2019 and a valuation of our common stock based on its closing market price per share on December 31, 2019 of $257.41. The table also assumes that each named executive officer will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims and compliance with restrictive covenants described in “Compensation Discussion and Analysis.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL UNDER EMPLOYMENT OR OTHER AGREEMENTS TABLE
Event	Ajei S. Gopal	Maria T. Shields	Richard S. Mahoney	Shane R. Emswiler	Matthew C. Zack
Retirement
No Payments	N/A	N/A	N/A	N/A	N/A
Total	$0	$0	$0	$0	$0
Termination without Cause and Involuntary Termination for Good Reason (other than related to a Change in Control) (1)
Cash Severance Payment	$1,600,000	$205,794	$196,267	$138,432	$132,613
Annual Bonus at Target	$1,600,00	$463,037	$588,800	$249,178	$238,703
Accelerated RSUs	$0	$0	$0	$0	$0
Outplacement Services	$0	$15,000	$15,000	$15,000	$15,000
Continued Health Care Benefits	$50,275	$25,138	$22,892	$17,801	$17,248
Total	$3,250,275	$708,969	$822,959	$420,411	$403,564
Death (2)
Accelerated RSUs	$16,245,660	$6,373,986	$6,453,011	$4,541,999	$2,856,221
Prorated PSUs (assumed at target)	$18,891,803	$6,282,678	$6,132,558	$4,043,828	$3,342,272
Total	$35,137,463	$12,656,664	$12,585,569	$8,585,827	$6,198,493
Disability (2)
Accelerated RSUs	$16,245,660	$6,373,986	$6,453,011	$4,541,999	$2,856,221
Prorated PSUs (assumed at target)	$18,891,803	$6,282,678	$6,132,558	$4,043,828	$3,342,272
Total	$35,137,463	$12,656,664	$12,585,569	$8,585,827	$6,198,493
Voluntary Termination and Termination for Cause
No Payments	N/A	N/A	N/A	N/A	N/A
Total	$0	$0	$0	$0	$0
Change in Control with Termination (3)
Prorated Annual Cash Incentive Compensation	$1,600,000	$617,382	$785,066	$332,237	$318,270
Accelerated Stock Options	$8,476,513	$0	$1,236,900	$0	$0
Accelerated RSUs	$16,245,660	$6,373,986	$6,453,011	$4,541,999	$2,856,221
PSUs (assumed at target)	$34,166,029	$10,702,722	$12,335,345	$9,090,949	$4,630,935
Cash Severance Payment	$1,600,000	$411,588	$392,533	$276,864	$265,225
Continued Health Care Benefits	$50,275	$25,138	$22,892	$17,801	$17,248
Outplacement Services	$0	$15,000	$15,000	$15,000	$15,000
Total	$62,138,477	$18,145,816	$21,240,747	$14,274,850	$8,102,899

(1) Dr. Gopal is the only named executive officer who receives severance benefits in the event he terminates employment with the Company for “Good Reason” (as defined in his employment agreement) unrelated to a change in control. A description of his employment agreement is in “Compensation Discussion and Analysis – Post-Employment Compensation – Gopal Agreement.”

(2) The RSU and PSU award agreements applicable to the 2018 and later equity incentive awards granted to the named executive officers provide that, in the event of death or disability, such awards will vest. In the case of the RSU awards, the awards will vest in full and, in the case of the PSUs awards, such awards will pro-rata vest and continue to be contingent upon the attainment of the performance goals as determined by the Compensation Committee after the end of the applicable performance period.

(3) As described in “Compensation Discussion and Analysis – Post-Employment Compensation,” Dr. Gopal’s employment agreement and the Executive Severance Plan, in the case of the other named executive officers, provides for severance payments and benefits in connection with a termination without “Cause” by the Company or a termination for “Good Reason” (as defined in Dr. Gopal’s employment agreement and the Executive Severance Plan, as applicable) by the executive in connection with a change in control.

46     2020 Ansys Proxy Statement

2019 CEO PAY RATIO

The SEC requires disclosure of the annual total compensation of our President and CEO, Dr. Gopal, the annual total compensation of our “median employee” (determined by excluding our President and CEO), and the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Summary Compensation Table).

For fiscal 2019, the values are as follows:

●	Dr. Gopal’s annual total compensation – $19,591,414

●	Median employee’s annual total compensation – $100,100

●	Ratio of Dr. Gopal’s to the median employee’s annual total compensation 196:1

Subject to the limitations in Instruction 2 to Item 402(u) of Regulation S-K, we may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year.

Notwithstanding, we determined to review our employee population as of October 1, 2019 to identify a new median employee. As of that date, we employed approximately 4,050 persons globally. We identified the median employee for this year’s proxy statement by (i) aggregating for each applicable employee (A) annual base salary for permanent employees as of October 1, 2019 (or for hourly employees, the hourly compensation rate multiplied by the target annual work schedule), (B) the target bonus for 2019, and (C) the accounting value of any equity awards granted during 2019, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees, excluding Dr. Gopal, whether employed on a full-time, part-time, temporary, or seasonal basis. For employees who joined the Company during 2019, annual salary rates were adjusted to account only for the portion of the year that they were employed by the Company. The Company did not use statistical sampling nor did it rely on the data privacy or the de minimis exemption.

Since our median employee is located in India, we converted that employee’s compensation from Indian Rupees to U.S. Dollars at an exchange rate of 0.01415.

Once we completed our assessment and identified our median employee, we calculated the median employee’s annual total compensation, as described above, for purposes of developing the comparison of Dr. Gopal’s annual total compensation to such median employee’s annual total compensation.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation, allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2020 Ansys Proxy Statement     47

OWNERSHIP OF OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table presents information about persons or entities known to the Company to be beneficial owners of more than five percent of our common stock as of February 20, 2020. The following information is based solely upon filings of Schedule 13Gs pursuant to the rules of the SEC.

Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent*

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	9,407,937 (1)	10.95%

BlackRock Inc. 55 East 52nd Street, New York, NY 10055	7,110,902 (2)	8.28%

* Based on 85,914,375 shares of common stock outstanding as of February 20, 2020.

(1) The information reported is based on Amendment No. 7 to Schedule 13G filed by The Vanguard Group with the SEC on February 12, 2020 reporting beneficial ownership as of December 31, 2019. Of the shares beneficially owned, The Vanguard Group has sole power to vote with respect to 130,443 shares, shared power to vote with respect to 23,405 shares, sole power to dispose of or direct disposition with respect to 9,259,821 shares, and shared power to dispose of or direct disposition with respect to 148,116 shares. The Vanguard Group, Inc. is a parent holding company for the following wholly-owned subsidiaries that own shares of our common stock: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

(2) The information reported is based on Amendment No. 12 to Schedule 13G filed by BlackRock, Inc. with the SEC on February 5, 2020 reporting beneficial ownership as of December 31, 2019. Of the shares beneficially owned, BlackRock, Inc. has the sole power to vote with respect to 6,231,307 shares, the sole power to dispose of or direct disposition with respect to 7,110,902 shares and shared power to vote, dispose or direct disposition with respect to zero shares.

BlackRock, Inc. is a parent holding company for the following subsidiaries that own shares of our common stock: BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd.

Security Ownership of Our Management

The following table reflects the number of shares of our common stock beneficially owned (unless otherwise indicated) by (i) our named executive officers listed in the “Summary Compensation Table” of this proxy statement, (ii) directors and (iii) all of our directors and executive officers as a group, as of the February 20, 2020, based upon their representations to the Company.

Shares Beneficially Owned
Beneficial Owner	Number (1)	Percent (1)(2)

Ajei S. Gopal (2)	262,176	*

Maria T. Shields (3)	135,542	*

Richard S. Mahoney (4)	17,468	*

Shane R. Emswiler (5)	13,267	*

Matthew C. Zack (6)	11,182	*

Nicole Anasenes	1,311	*

Robert M. Calderoni (7)	–	*

Glenda Dorchak	1,311	*

Guy E. Dubois (8)	8,152	*

Alec. D. Gallimore	1,691	*

Ronald W. Hovsepian (9)	30,542	*

Barbara V. Scherer (10)	10,217	*

Ravi Vijayaraghavan (7)	–	*

All Executive Officers and Directors as a group (14 persons) (11)	497,517	*

* Less than 1% of outstanding shares of common stock and based on 85,914,375 shares outstanding as of February 20, 2020.

48     2020 Ansys Proxy Statement

(1) All amounts have been determined in accordance with Rule 13d-3 under the Exchange Act. A person has beneficial ownership of shares if he or she has the power to vote or dispose of such shares. This power can be exclusive or shared, direct or indirect. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which such person has the right to acquire within 60 days after February 20, 2020. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days after February 20, 2020 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of February 20, 2020, a total of 85,914,375 shares of Common Stock were issued and outstanding. None of the shares reported in the table have been pledged as security.

(2) Amount includes 27,284 DSUs, 27,234 shares of common stock issuable upon vesting of RSUs within 60 days of February 20, 2020, and 156,661 shares of common stock issuable upon the exercise of stock options that are currently exercisable.

(3) Amount includes 12,812 shares of common stock issuable upon vesting of RSUs within 60 days of February 20, 2020, and 32,296 shares of common stock issuable upon the exercise of stock options that are currently exercisable.

(4) Amount includes 9,402 shares of common stock issuable upon vesting of RSUs within 60 days of February 20, 2020.

(5) Amount includes 7,404 shares of common stock issuable upon vesting of RSUs within 60 days of February 20, 2020.

(6) Amount includes 3,118 shares of common stock issuable upon vesting of RSUs within 60 days of February 20, 2020.

(7) Appointed to the Board of Directors on February 14, 2020, effective as of March 1, 2020.

(8) Amount includes 1,857 DSUs.

(9) Amount includes 21,523 DSUs.

(10) Amount includes 9,417 DSUs.

(11) Amount includes 60,081 DSUs, 188,957 shares of common stock issuable upon the exercise of stock options that are currently exercisable, and 63,132 RSUs that will vest within 60 days of February 20, 2020.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our outstanding shares of common stock (collectively “Section 16 Persons”), to file reports of ownership and changes in ownership with the SEC. The SEC has established specific due dates for these reports and we are required to disclose in this proxy statement any known late filings or failures to file.

Based solely on our review of Section 16 reports filed electronically with the SEC and written representations from certain Section 16 Persons, we believe that all Section 16(a) filing requirements applicable to the Section 16 Persons were satisfied, except that, due to an administrative error (i) six Forms 4, each reporting one transaction, for Messrs. Mahoney, Gopal, Zack, and Emswiler, and Mmes. Lee and Shields relating to the vesting of earned PSUs were filed late on May 29, 2019 and (ii) one Form 4 reporting one transaction for Ms. Scherer relating to an election to transfer the fair market value of certain vested but not yet settled DSUs to an alternative investment account in accordance with the applicable plan was filed late on November 19, 2019.

2020 Ansys Proxy Statement     49

OTHER MATTERS

Questions and Answers About the Proxy Materials and the 2020 Annual Meeting

The information provided in the “question and answer” format below is for your convenience only and contains selected practical information about casting your vote. You should read this entire proxy statement carefully.

How can I vote before the virtual annual meeting?

●	To vote before the virtual annual meeting, visit www.proxyvote.com until 11:59 p.m. Eastern Time the day prior to the meeting. Enter your 16-digit control number as indicated.

●	For a description of other ways to vote before the annual meeting, see “How Do I Vote” herein.

How can I attend the virtual annual meeting and vote during the meeting?

●	To attend the virtual annual meeting and vote during the annual meeting, visit www.virtualshareholdermeeting.com/anss2020. Enter your 16-digit control number as indicated. Stockholders will be able to log in beginning at 11:15 a.m. Eastern Time on May 15, 2020.

What matters am I voting on?

You will be asked to consider and vote upon the following matters:

●	The election of three Class III directors for three-year terms;

●	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2020; and

●	The advisory vote to approve compensation of our named executive officers.

Such other business as may properly come before the 2020 Annual Meeting and any adjournments or postponements thereof.

How does the Board recommend that I vote?

The Board recommends a vote:

●	FOR the election of each of the three nominees for election as Class III directors;

●	FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2020; and

●	FOR the advisory vote to approve compensation of our named executive officers.

Who is entitled to vote?

Holders of our common stock as of the close of business on March 20, 2020, the Record Date, may vote at the 2020 Annual Meeting. As of March 20, 2020, we had 85,580,384 shares of common stock outstanding. In deciding all matters at the 2020 Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the Record Date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered a stockholder of record with respect to those shares, and the Notice Regarding the Availability of Proxy Materials (the “Notice”) for the 2020 Annual Meeting was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the 2020 Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, or a street name stockholder, and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Beneficial owners are also invited to attend the 2020 Annual Meeting. If you request a printed copy of the proxy materials by mail, your broker, bank or other nominee will provide a voting instruction card for you to use to direct your broker, bank or other nominee how to vote your shares.

How do I vote?

If you are a registered stockholder, you may:

●	Instruct the proxy holder or holders on how to vote your shares by using www.proxyvote.com, or the toll-free telephone number listed on the Notice 24 hours a day seven days a week, until 11:59 p.m. Eastern Time on May 14, 2020 (have your proxy card in hand when you call or visit the website);

●	Instruct the proxy holder or holders on how to vote your shares by completing and mailing your proxy card to the address indicated on your proxy card (if you received printed proxy materials), which must be received by the time of the 2020 Annual Meeting; or

●	Vote by written ballot on-line in person at the 2020 Annual Meeting.

If you are a street name stockholder, you will receive instructions from your broker, bank or other nominee, that will indicate the methods by which you may vote.

50     2020 Ansys Proxy Statement

Can I change or revoke my vote?

Yes. Subject to any rules your broker, bank or other nominee may have, you can change your vote or revoke your proxy before the 2020 Annual Meeting.

If you are a registered stockholder, you may revoke your proxy or change your vote at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by:

●	Giving written notice of revocation to the Secretary of the Company at or before the 2020 Annual Meeting (mail to: ANSYS, Inc., Southpointe, 2600 Ansys Drive, Canonsburg, PA, 15317);

●	Entering a new vote via the internet or by telephone by 11:59p.m. Eastern Time on May 14, 2020;

●	Returning a later-dated proxy card which must be received by the time of the 2020 Annual Meeting; or

●	Completing a written ballot on-line in person at the 2020 Annual Meeting.

Attendance at the 2020 Annual Meeting will not, by itself, revoke a proxy.

If you are a street name stockholder, you may change your vote by:

●	Submitting new voting instructions to your broker, bank or other nominee pursuant to instructions provided by such broker, bank or other nominee; or

●	Completing a written ballot at the 2020 Annual Meeting on-line.

What happens if I properly execute a proxy but instructions are not given therein?

If instructions are not given, properly executed proxies will be voted “FOR” the election of each of the three (3) Class III directors for three-year terms listed in this proxy statement, “FOR” the ratification of the Company’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2020, and “FOR” the advisory approval of compensation of our named executive officers.

What are “broker non-votes”?

Generally, if securities are held in street name, the beneficial owner is entitled to give voting instructions to the broker or other agent holding the securities. If the beneficial owner does not provide voting instructions, the broker or other agent can vote the shares with respect to matters that are considered “routine,” such as ratification of the Company’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2020 (Proposal 2), but not with respect to “non-routine” matters, such as the election of each of the three (3) Class III directors for three-year terms (Proposal 1) or the advisory approval of compensation of our named executive officers (Proposal 3).

Broker non-votes occur when a beneficial owner of stock held in street name does not give instructions to the broker or other agent holding the stock as to how to vote on a matter deemed “non-routine.” If a broker or other record holder of our stock does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own stock through a broker or other agent, please be sure to give voting instructions so your vote will be counted on all proposals that come before the 2020 Annual Meeting.

Why did I receive a Notice Regarding the Availability of Proxy Materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to provide our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via “Notice and Access” delivery. On March 31, 2020, we mailed to our stockholders the Notice that contains instructions on how to access our proxy materials on the internet, how to vote at the 2020 Annual Meeting, and how to request printed copies of the proxy materials and annual report. If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail. Instead, the Notice provides instructions on how to access the proxy materials and vote over the Internet. If you received a Notice by mail and would like to receive paper copies of the proxy materials by mail, you may follow the instructions contained in the Notice for making this request. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of our annual meetings and keep our annual meeting process efficient.

How many votes are needed for approval of each matter?

A majority of the issued and outstanding shares of the Company’s common stock entitled to vote at the 2020 Annual Meeting, represented in person or by proxy, will constitute a quorum. Stockholders shall have one vote for each share of stock entitled to vote at the 2020 Annual Meeting. Abstentions and broker non-votes will be included in determining whether a quorum is present. If a quorum is present, the vote requirements for each matter will be as follows:

●	Proposal 1: In an uncontested election, each director nominee will be elected by an affirmative vote of the majority of the votes cast. A majority of the votes cast means the number of votes cast “FOR” such nominee’s election exceeds the number of votes cast “AGAINST” that nominee’s election. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each director nominee. Broker non-votes and abstentions are not treated as votes cast and will have no effect on the outcome of the election.

●	Proposal 2: The appointment of Deloitte & Touche LLP as the Company’s independent auditor for fiscal year 2020 will be ratified if the proposal receives the

2020 Ansys Proxy Statement     51

affirmative vote of at least a majority of the votes cast. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this proposal. Abstentions are not considered votes cast and will have no effect on the vote outcome. The ratification of the appointment of the independent auditor is considered a “routine” matter, so there will be no broker non-votes with respect to Proposal 2. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Board or Audit Committee may reconsider the appointment.

●	Proposal 3: The advisory vote to approve the compensation of our named executive officers must receive the affirmative vote of at least a majority of the votes cast to be approved. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this proposal. Broker non-votes and abstentions are not treated as votes cast and will have no effect on the vote outcome.

Who will pay for the expenses of solicitation of proxies and what are the methods of solicitation?

The Company will pay the entire expense of soliciting proxies for the 2020 Annual Meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.

Are there any additional proposals to be voted upon at the 2020 Annual Meeting?

Our Board does not know of any matters, other than those described in this proxy statement, that will be presented for vote at the 2020 Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgement of the proxy holders. In addition, the proxy holders may vote your shares to adjourn the 2020

Annual Meeting and will be authorized to vote your shares at any adjournments or postponements of the 2020 Annual Meeting.

Does the Company engage in householding?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Notices and other proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice and set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single Notice and or proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or us that materials will be sent in the householding manner to the stockholder’s address, householding will continue until we or the broker are otherwise notified or until the stockholder revokes such consent. If, at any time, such stockholders no longer wish to participate in householding and would prefer to receive a separate Notice or other proxy materials in the future, they should notify their broker if shares are held in a brokerage account; if holding registered shares, they should call (866) 540-7095 or write to the following address: 51 Mercedes Way, Edgewood, NY 11717.

Any beneficial owner who has received a single copy of a Notice or other proxy materials at a shared address can request to receive a separate copy of such materials for this 2020 Annual Meeting by written or oral request and we will promptly deliver a separate copy in the format requested. To receive separate copies of those materials for this or for future meetings, please request by telephone, internet, e-mail or mail by following the instructions found on the Notice that you have received which also contains your control number or by making your request in writing to your broker or to us, as appropriate.

52     2020 Ansys Proxy Statement

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2021 ANNUAL MEETING

Stockholder Proposals – Proxy Access By-Laws

Pursuant to our Third Amended and Restated By-Laws (the “By-Laws”), stockholders have the ability to nominate and include director candidates in our proxy materials if such nominations are submitted in accordance with all the procedures set forth in the By-Laws. The following is a summary of the requirements for a stockholder to access the proxy statement to nominate and include director candidates in our proxy statement and should be read in conjunction with the detailed requirements found in our By-Laws.

●	WHO: A stockholder or group of up to 20 stockholders holding at least 3% of the Company’s outstanding capital stock for three years.

●	WHAT: Stockholders can nominate up to 20% of the Board, or at least two individuals (if greater than 20%).

●	WHEN: Stockholder nominations must be received by the Secretary at the principal executive office of the Company not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the anniversary date of the prior year’s annual meeting.

●	HOW: Stockholders must provide written notice to the Secretary of the Company expressly nominating its nominee(s) and electing to have its nominee(s) included in the Company’s proxy materials and provide the information detailed in Article II, Section 4 of the By-Laws including, without limitation, the following: (a) information concerning the stockholder nominee and the stockholder that is required to be disclosed in the Company’s proxy statement by the rules and regulations promulgated under the Exchange Act, by the By-Laws, by the Certificate of Incorporation and/or by the listing standards of each principal U.S. exchange upon which the common stock of the Company is listed, (b) a written statement, if any, consisting of 500 words or less delivered by the stockholder in support of the stockholder nominee’s candidacy, (c) a statement from the stockholder nominee as to whether such nominee is or has agreed to become a party to any agreement, arrangement, or understanding with, or commitment or assurance to, any person or entity as to how such nominee, if elected as a director, will act or vote on any issue or question, which such agreement, arrangement, or understanding has not been disclosed to the corporation, and the substance of such agreement, arrangement, understanding, commitment or assurance, (d) a statement from the stockholder nominee disclosing the existence and substance of any agreement, arrangement, or understanding with any person with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a stockholder nominee or as a director, and (e) any updates to such information as provided in the By-Laws.

Stockholder director nominations intended to be included in the our proxy statement and presented at our 2021 annual meeting (the “2021 Annual Meeting”) must be received by the Secretary of the Company at our principal executive offices no earlier than December 16, 2020, nor later than January 15, 2021, in accordance with the Company’s By-Laws.

Stockholder Proposals – Advance Notice By-Laws

Our By-Laws also establish an advance notice procedure for stockholders who wish to present a proposal at an annual meeting of stockholders, but who do not intend for the proposal to be included in our proxy materials. Stockholder proposals intended to be presented at the Company’s 2021 Annual Meeting, which are not to be included in the Company’s proxy materials, must be received by the Secretary of the Company at the Company’s principal executive offices, in writing, no earlier than January 15, 2021, nor later than March 1, 2021, in accordance with the By-Laws, including complying with all the informational and other requirements included therein.

For nominations of directors pursuant to the advance notice provisions of the By-Laws, certain information must be presented on a timely basis to the Company regarding any stockholder director nominees including the following set forth in Article II, Section 3 of the By-Laws: (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Company’s capital stock which are beneficially owned by such person on the date of such stockholder notice, (d) the consent of each nominee to serve as a director, if elected, and (e) any updates to such information as provided in the By-Laws. For a stockholder to bring business or director nominations before an annual meeting (other than matters properly brought under the Exchange Act (as described below)), such stockholder must comply with the procedures set forth in Article I, Section 2 of the By-Laws with respect to business other than director nominations and with the procedures set forth in Article II, Section 3 or Article II, Section 4 with respect to director nominations, and these procedures shall be the exclusive means for a stockholder to bring such business or nominations properly before an annual meeting.

2020 Ansys Proxy Statement     53

Stockholder Proposals – SEC Rule 14a-8

Under SEC Rule 14a-8, stockholder proposals intended to be presented at the Company’s 2021 Annual Meeting must be received by the Company at its principal executive offices, in writing, by December 1, 2020 to be considered for inclusion in the Company’s proxy materials for the 2021 Annual Meeting.

ANSYS, Inc. 2600 Ansys Drive Canonsburg, PA 15317 U.S.A.

If you’ve ever seen a rocket launch, flown on an airplane, driven a car, used a computer, touched a mobile device, crossed a bridge or put on wearable technology, chances are you’ve used a product where Ansys software played a critical role in its creation. Ansys is the global leader in engineering simulation. Through our strategy of Pervasive Engineering Simulation, we help the world’s most innovative companies deliver radically better products to their customers. By offering the best and broadest portfolio of engineering simulation software, we help them solve the most complex design challenges and create products limited only by imagination. Founded in 1970, Ansys is headquartered south of Pittsburgh, Pennsylvania, U.S.A.

Visit www.ansys.com for more information.

© 2020 ANSYS, Inc. All Rights Reserved.

Ansys and any and all ANSYS, Inc. brand, product, service and feature names, logos and slogans are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries in the United States or other countries. All other brand, product, service and feature names or trademarks are the property of their respective owners.

54     2020 Ansys Proxy Statement

ANNEX A: NON-GAAP RECONCILIATIONS

We provide information below to reconcile to GAAP those financial metrics used by the Compensation Committee that are either non-GAAP financial metrics or reflect adjustments approved by the Compensation Committee. Reconciliations for non-GAAP diluted earnings per share for the years ended December 31, 2019 and December 31, 2018 can be found on page 43 of our 2019 Form 10-K. The inability to predict the amount and timing of the impacts of future items makes a detailed reconciliation of forward-looking non-GAAP operating margins impracticable.

Revenue

(in millions)	Year ended December 31, 2019
Revenue (GAAP)	$1,515.9
Revenue not reported during the period as a result of acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations	12.5
Revenue (Non-GAAP)	$1,528.4
Other Compensation Committee approved adjustments*	(16.8)
Revenue, as adjusted (Non-GAAP)	$1,511.6

* Adjustments to exclude impact of foreign currency fluctuations and acquisitions not contemplated in our 2019 budget.

Operating Income

(in millions)	Year ended December 31, 2019
Operating Income (GAAP)	$515.0
Revenue not reported during the period as a result of acquisition accounting adjustment associated with accounting for deferred revenue in business combinations	12.5
Stock-based compensation expense	116.2
Excess payroll taxes related to stock-based awards	4.9
Amortization expense associated with intangible assets acquired in business combinations	36.9
Transaction expense related to business combinations	6.6
Operating Income (Non-GAAP)	$692.1
Other Compensation Committee approved adjustments*	(6.2)
Operating Income, as adjusted (Non-GAAP)	$685.9

* Adjustments to exclude impact of foreign currency fluctuations and acquisitions not contemplated in our 2019 budget.

Operating Cash Flows

(in millions)	Year ended December 31, 2019
Operating Cash Flows (GAAP)	$499.9
Compensation Committee approved adjustments*	1.2
Operating Cash Flows, as adjusted (Non-GAAP)	$501.1

* Adjustments to exclude the impact of foreign currency fluctuations, acquisitions not contemplated in our 2019 budget and the early adoption of ASC 2018-15 which was not contemplated in our 2019 budget.

2020 Ansys Proxy Statement     A-1

ANSYS, INC. SOUTHPOINTE 2600 ANSYS DRIVE CANONSBURG, PA 15317 VOTE BY INTERNET Before the Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 14, 2020. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During the Meeting - Go to www.virtualshareholdermeeting.com/anss2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS :E99886-P35777 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ANSYS, INC. The Board of Directors recommends you vote FOR each nominee listed in Proposal 1 and FOR Proposals 2 and 3. 1. The election of three Class III directors for three-year terms. For Against Abstain Nominees: 1a. Ajei S. Gopal 1b. Glenda M. Dorchak 1c. Robert M. Calderoni For Against Abstain 2. The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2020. For Against Abstain 3. The advisory vote to approve compensation of our named executive officers. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. E99887-P35777 ANSYS, INC. Annual Meeting of Stockholders Friday, May 15, 2020 11:30 A.M Eastern Time This proxy is solicited by the Board of Directors www.virtualshareholdermeeting.com/anss2020 The undersigned hereby appoints AJEI S. GOPAL and MARIA T. SHIELDS, attorneys and proxies, with full power of substitution, to represent the undersigned and to vote all shares of ANSYS, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of ANSYS, Inc. to be held virtually on Friday, May 15, 2020, at 11:30 a.m. Eastern Time, or at any adjournments or postponements thereof, upon all matters set forth in the Notice of Annual Meeting and Proxy Statement, with all powers that the undersigned would possess if personally present. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the proxy will be voted “FOR” the election of each nominee in Proposal 1, “FOR” the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2020 in Proposal 2, and “FOR” the advisory vote to approve compensation of our named executive officers in Proposal 3. In their discretion, the proxies named herein are authorized to vote in accordance with their judgment upon such other matters as may properly come before the Annual Meeting (including, without limitation, to adjourn the Annual Meeting) and any adjournments or postponements thereof. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO SUBMIT YOUR VOTE VIA THE INTERNET, TELEPHONE, OR MAIL. Continued and to be signed on reverse side